Exhibit 10.24

COMPOSITE AFTER ASSIGNMENTS
ON NOVEMBER 14, 2006

CREDIT AGREEMENT

dated as of

November 13, 2006

among

KENEXA TECHNOLOGY, INC.

The Several Lenders From Time to Time
Parties Hereto,

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Issuing Bank

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Managing Agent

and

PNC CAPITAL MARKETS LLC, as Lead Arranger

i

3.17	Fictitious Names	48
3.18	No Event of Default	48
3.19	Solvency	48
3.20	Investment Company Act	48
3.21	Environmental Matters	48
3.22	Labor Matters	49
3.23	Anti-Terrorism Laws	49
3.24	BrassRing Acquisition	50
3.25	No Burdensome Agreements	50
3.26	No Misrepresentations or Material Nondisclosures	51

SECTION 4. CONDITIONS PRECEDENT

4.1	Conditions to Closing	51
4.2	Conditions to Each Loan or Letter of Credit	54
4.3	Closing	54

SECTION 5. AFFIRMATIVE COVENANTS

5.1	Furnishing Financial Statements	55
5.2	Books and Records	57
5.3	Taxes	57
5.4	Corporate Existence and Rights; Compliance with Laws	58
5.5	Maintenance of Properties	58
5.6	Performance and Compliance with Material Agreements	58
5.7	Insurance	58
5.8	Inspection; Collateral Audit	59
5.9	Leases and Mortgages	59
5.10	Pay Indebtedness and Perform Other Covenants	59
5.11	Notices	60
5.12	Deposit Accounts	60
5.13	ERISA	60
5.14	Environmental Laws	61
5.15	Notice and Joinder of New Subsidiaries	62
5.16	Anti-Terrorism Laws	62
5.17	Hedge Agreements	63
5.18	Kenexa Care, Inc.	63

SECTION 6. NEGATIVE COVENANTS

6.1	Financial Covenants	63
6.2	Limitation on Indebtedness	64
6.3	Limitation on Liens	65
6.4	Limitations on Fundamental Changes	66
6.5	Limitations on Sale of Assets	67
6.6	Limitations on Acquisitions and other Investments	67
6.7	Limitation on Distributions	68
6.8	Transactions with Affiliates	68
6.9	Sale and Leaseback	68
6.10	Continuation of or Change in Business	69

6.11	Limitation on Negative Pledge	68
6.12	Limitation on Optional Prepayment of Indebtedness	69
6.13	Use of Proceeds	69
6.14	Fiscal Year	69
6.15	Clauses Restricting Subsidiary Distributions	69
6.16	Limitation on Activities of the Parent	69
6.17	No Misrepresentations or Material Nondisclosure	69

SECTION 7. EVENTS OF DEFAULT

7.1	Events of Default	70
7.2	Remedies	72

SECTION 8. THE ADMINISTRATIVE AGENT

8.1	Appointment	73
8.2	Delegation of Duties	73
8.3	Exculpatory Provisions	73
8.4	Reliance by Administrative Agent	74
8.5	Notice of Default	74
8.6	Non-Reliance on Administrative Agent and Other Lenders	74
8.7	Indemnification	75
8.8	Agents in Their Individual Capacity	75
8.9	Release of Liens	76
8.10	Successor Administrative Agent	76
8.11	USA Patriot Act	76
8.12	Beneficiaries	76
8.13	Managing Agent and Lead Arranger	77

SECTION 9. MISCELLANEOUS

9.1	Amendments and Waivers	77
9.2	Notices	78
9.3	No Waiver; Cumulative Remedies	79
9.4	Survival of Representations and Warranties	79
9.5	Payment of Expenses and Taxes	80
9.6	Successors and Assigns	80
9.7	Adjustments; Set-off	84
9.8	Counterparts	84
9.9	Severability	85
9.10	Integration	85
9.11	GOVERNING LAW	85
9.12	Confidentiality	85
9.13	Submission To Jurisdiction; Waivers	85
9.14	Acknowledgments	86
9.15	USA PATRIOT ACT	86
9.16	WAIVERS OF JURY TRIAL	87

SCHEDULES

SCHEDULE I	Lender and Commitment Information
SCHEDULE II	BrassRing EBITDA and Adjustments
SCHEDULE III	Existing Letters of Credit
SCHEDULE IV	Existing Permitted Investments
SCHEDULE 2.1(b)	Term Loan Amortization Schedule
SCHEDULE 3.2	Subsidiaries
SCHEDULE 3.6	Litigation
SCHEDULE 3.11	Material Agreements
SCHEDULE 3.14	Filing Locations
SCHEDULE 3.16	ERISA Matters
SCHEDULE 3.17	Fictitious Names
SCHEDULE 3.22	Labor Matters
SCHEDULE 4.1(o)	Agreed Upon Add-Backs to Targets’ Modified EBITDA
SCHEDULE 6.2	Existing Indebtedness
SCHEDULE 6.3	Existing Liens

EXHIBITS

EXHIBIT A-1	Form of Revolving Credit Note
EXHIBIT A-2	Form of Term Note
EXHIBIT B	Form of Notice of Borrowing
EXHIBIT C	Form of Guaranty
EXHIBIT D	Form of Assignment and Assumption
EXHIBIT E	Form of Pledge Agreement
EXHIBIT F	Form of Security Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of November 13, 2006, is among KENEXA TECHNOLOGY, INC., a Pennsylvania corporation (the “Borrower”), the several banks and other financial institutions from time to time parties hereto (individually, a “Lender”; collectively, the “Lenders”) and PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

In consideration of the premises and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, and with the intent to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.  DEFINITIONS

1.1           Defined Terms.  As used in this Agreement, the following terms shall have the following meanings:

“Accumulated Funding Deficiency”:  any accumulated funding deficiency as defined in Section 302(a) of ERISA.

“Administrative Agent”:  as defined in the Preamble hereto, and its successors in such capacity appointed pursuant to Section 8.10.

“Affiliate”:  as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and any member, partner, director, officer or employee of any such Person.  For purposes of this definition, “control” shall mean the power, directly or indirectly, either to (a) vote 10% or more of the Capital Stock of such Person, (b) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (c) direct or in effect cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agents”:  the collective reference to the Administrative Agent, the Lead Arranger and the Managing Agent.

“Agreement”:  this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Anti-Terrorism Laws”:  any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA Patriot Act.

“Applicable Commitment Fee Percentage”:  on any date, the percentage per annum set forth below opposite the Total Net Leverage Ratio set forth below as shown on the last Compliance Certificate delivered by the Borrower to the Administrative Agent pursuant to subsection 5.1(c) prior to such date:

Level	Total Net Leverage Ratio	Applicable Commitment Fee Percentage

I	Less than or equal to 1.50 to 1.0	0.175%
II	Greater than 1.50 to 1.0, but less than or equal to 2.0 to 1.0	0.20%
III	Greater than 2.0 to 1.0, but less than or equal to 2.5 to 1.0	0.25%
IV	Greater than 2.5 to 1.0, but less than or equal to 3.0 to 1.0	0.30%
V	Greater than 3.0 to 1.0	0.375%

provided, however, that (a) adjustments, if any, to the Applicable Commitment Fee Percentage resulting from a change in the Total Net Leverage Ratio shall be effective three (3) Business Days after the Administrative Agent has received a Compliance Certificate, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter on or prior to the last date on which it can be delivered without violation of subsection 5.1(c), the Applicable Commitment Fee Percentage from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V and (c) anything in this definition to the contrary notwithstanding, until receipt by the Administrative Agent of the annual audited financial statements required by subsection 5.1(a) for the fiscal year ending December 31, 2006 together with the accompanying Compliance Certificate, the Applicable Commitment Fee Percentage shall be that applicable under Level II to Level IV as determined by the Administrative Agent in its sole discretion from time to time during such period.

“Applicable Margin”:  (a)  on any date, for any Revolving Credit Loan, the percentage per annum set forth below in the column entitled “Applicable Margin - Base Rate Loans” or “Applicable Margin - Eurodollar Loans,” as appropriate, opposite the Total Net Leverage Ratio set forth below as shown on the last Compliance Certificate delivered by the Borrower to the Administrative Agent pursuant to subsection 5.1(c) prior to such date:

Level	Total Net Leverage Ratio	Applicable Margin - Base Rate Loans	Applicable Margin - Eurodollar Loans

I	Less than or equal to 1.50 to 1.0	0%	1.25%
II	Greater than 1.50 to 1.0, but less than or equal to 2.0 to 1.0	0.25%	1.50%
III	Greater than 2.0 to 1.0, but less than or equal to 2.5 to 1.0	0.50%	1.75%
IV	Greater than 2.5 to 1.0, but less than or equal to 3.0 to 1.0	0.75%	2.00%
V	Greater than 3.0 to 1.0	1.25%	2.50%

; provided, however, that (a) adjustments, if any, to the Applicable Margin for Revolving Credit Loans resulting from a change in the Total Net Leverage Ratio shall be effective three (3) Business Days after the Administrative Agent has received a Compliance Certificate, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter on or prior to the last date on which it can be delivered without violation of subsection 5.1(c), the Applicable Margin for Revolving Credit Loans from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V and (c) anything in this definition to the contrary notwithstanding, until receipt by the Administrative Agent of the annual audited financial statements required by subsection 5.1(a) for the fiscal year ending December 31, 2006 together with the accompanying Compliance Certificate, the Applicable Margin for Revolving Credit Loans shall be that applicable under Level II to Level IV as determined by the Administrative Agent in its sole discretion from time to time during such period.

(b)           on any date, for any Term Loan, the percentage per annum set forth below in the column entitled “Applicable Margin - Base Rate Loans” or “Applicable Margin - Eurodollar Loans”, as appropriate, opposite the Total Net Leverage Ratio set forth below as shown on the last Compliance Certificate delivered by the Borrower to the Administrative Agent pursuant to subsection 5.1(c) prior to such date:

Level	Total Net Leverage Ratio	Applicable Margin - Base Rate Loans	Applicable Margin - Eurodollar Loans

I	Less than or equal to 1.50 to 1.0	0.50%	1.75%
II	Greater than 1.50 to 1.0, but less than or equal to 2.0 to 1.0	0.75%	2.00%
III	Greater than 2.0 to 1.0, but less than or equal to 2.5 to 1.0	1.00%	2.25%
IV	Greater than 2.5 to 1.0, but less than or equal to 3.0 to 1.0	1.25%	2.50%
V	Greater than 3.0 to 1.0	1.75%	3.00%

; provided, however, that (a) adjustments, if any, to the Applicable Margin for Term Loans resulting from a change in the Total Net Leverage Ratio shall be effective three (3) Business Days after the Administrative Agent has received a Compliance Certificate, (b) in the event that no Compliance Certificate has been delivered for a fiscal quarter on or prior to the last date on which it can be delivered without violation of subsection 5.1(c), the Applicable Margin for Term Loans from such date until such Compliance Certificate is actually delivered shall be that applicable under Level V and (c) anything in this definition to the contrary notwithstanding, until receipt by the Administrative Agent of the annual audited financial statements required by subsection 5.1(a) for the fiscal year ending December 31, 2006 together with the accompanying Compliance Certificate, the Applicable Margin for Term Loans shall be that applicable under Level II to Level IV as determined by the Administrative Agent in its sole discretion from time to time during such period.

“Application”:  in respect of each Letter of Credit issued by the Issuing Bank, an application, in such form as the Issuing Bank may specify from time to time, requesting issuance of such Letter of Credit, as it may be amended, supplemented or modified from time to time.

“Asset Sale”:  as defined in subsection 2.10(c).

“Assignment and Assumption”:  an assignment and assumption entered into by a Lender and a Purchasing Lender in accordance with and subject to the terms and conditions of Section 9.6, substantially in the form of Exhibit D attached hereto, or such other form as shall be approved by the Administrative Agent, as it may be amended, supplemented or modified from time to time.

“Base Rate”:  for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Open Rate in effect on such day plus ½ of 1%.  If for any reason the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Open Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the definition of such term, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist.  Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Open Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Open Rate, respectively.

“Base Rate Borrowing”:  a Borrowing comprised of Base Rate Loans.

“Base Rate Loans”:  any Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower”:  as defined in the Preamble hereto.

“Borrowing”:  each group of Loans of a single Type made by the Lenders under one Facility on a single date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Availability”:  at any particular time, an amount equal to the excess, if any, of (a) the aggregate Revolving Credit Commitments of the Revolving Credit Lenders at such time over (b) the aggregate Revolving Credit Exposure of the Revolving Credit Lenders at such time.

“Borrowing Date”:  any Business Day on which a Loan is to be made at the request of the Borrower under this Agreement.

“BrassRing Acquisition”:  (a) the purchase of all of the membership interests of BrassRing LLC owned by Gannet Satellite Information Network, Inc., BRLLC Holdings, Inc. and Tribune National Marketing Company (which constitutes approximately 88.6% of the membership interests in BrassRing LLC) and (b) the merger of Birmingham Acquisition Corp. (a wholly-owned Subsidiary of the Borrower) with and into BrassRing Inc., (the owner of the remaining 11.4% of the membership interests of BrassRing LLC), in each case pursuant to the terms of the BrassRing Acquisition Documents.

“BrassRing Acquisition Documents”:  the Equity Purchase Agreement and Plan of Merger, dated as of October 5, 2006 by and among the Parent, the Borrower, Birmingham Acquisition Corp., BrassRing LLC, BrassRing Inc., Gannet Satellite Information Network, Inc., BRLLC Holdings, Inc., Tribune National Marketing Company, The Accel Parties and Gerald M. Rosberg, as representative for the equityholders, and the BrassRing Escrow Agreement.

“BrassRing Escrow Agreement”:  the Escrow Agreement, dated as of the date hereof by and among PNC Bank, National Association, as escrow agent, the Borrower and Gerald M. Rosberg, as representative for the equityholders, entered into in connection with the BrassRing Acquisition.

“BrassRing Escrow Event”:  the receipt by the Parent or any of its Subsidiaries, in the aggregate, in excess of $1,000,000 from and after the Closing Date under the BrassRing Escrow Agreement.

“Budget”: as defined in subsection 5.1(i).

“Business Day”:  a day other than a Saturday, Sunday or other day on which commercial banks in Pittsburgh or Philadelphia, Pennsylvania, are authorized or required by law or other governmental action to close and if the applicable Business Day relates to any Eurodollar Loan, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures”:  any expenditure of the Parent or any Subsidiary of the Parent which would be classified as a capital expenditure in accordance with GAAP.

“Capital Lease”:  at any time, a lease with respect to which the lessee is required to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

“Capital Lease Obligations”:  at any time, the amount of the obligations under Capital Leases which would be shown at such time as a liability on a consolidated balance sheet of the Parent and its consolidated Subsidiaries prepared in accordance with GAAP.

“Capital Stock”:  any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all partnership interests in a partnership (general or limited), any and all equivalent ownership interests in a Person (other than a corporation or partnership), including interests in a limited liability company, and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”:  (a) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed or insured by the United States or any agency thereof, (b) certificates of deposit with maturities of 90 days or less from the date of acquisition and overnight bank deposits of any commercial bank having capital, surplus and undivided profits aggregating at least $500,000,000, (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, (d) commercial paper of a domestic issuer rated at least A-2 or better by S&P or P-2 or better by Moody’s and in either case maturing within 90 days after the date of acquisition, (e) securities with maturities of 90 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States or by any political subdivision or taxing authority of any such state, commonwealth or territory, and such securities of such state commonwealth, territory, political subdivision or taxing authority, as the case may be, are rated at least A by S&P or A by Moody’s, (f) securities with maturities of 90 days or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, or (g) shares of “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended.

“Change of Control”:  any transaction or occurrence or series of transactions or occurrences which results at any time in:

(a)           any Person or group of Persons (within the meaning of Sections 13(d) or 14(a) of the Securities Exchange Act of 1934, as amended) shall have acquired, after the Closing Date, beneficial ownership of (within the meaning of Rule 13d-3 promulgated by the SEC under said Act) 30.00% or more of the voting Capital Stock of the Parent;

(b)           within a period of twelve (12) consecutive calendar months, individuals who were directors of the Parent on the first day of such period (together with any new directors whose election by the board of directors of the Parent or whose nomination for election by the shareholders of the Parent was approved by a vote of a majority of the directors then still in office who were either directors as of the first day of such period or whose election or nomination for election was previously so approved) shall cease to constitute a majority of the board of directors of the Parent; or

(c)           the Parent ceasing to own, whether directly or indirectly, beneficially and of record less than one hundred percent (100%) of each class of Capital Stock of the Borrower.

“Closing” and “Closing Date”:  as defined in Section 4.3.

“Code”:  the Internal Revenue Code of 1986, as amended from time to time.

“Collateral”:  all property of the Parent, Borrower and the other Loan Parties which is at the time subject to the Lien of any of the Security Documents in favor of the Administrative Agent for the benefit of the holders of the Obligations.

“Commitment Fees”:  as defined in Section 2.8.

“Commonly Controlled Entity”:  an entity, whether or not incorporated, which is under common control with the Parent within the meaning of Section 4001 of ERISA or is part of a group which includes the Parent and which is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“Compliance Certificate”:  as defined in subsection 5.1(c).

“Consideration”:  as defined in the definition of Permitted Acquisitions.

“Contractual Obligation”:  as to any Person, any provision of any security issued by such Person or any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Default”:  any of the events specified in Section 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied.

“Default Rate”:  as defined in Section 2.6.

“Distribution”:  in respect of any Capital Stock of any Person (a) dividends or other distributions on such Capital Stock (except distributions in other Capital Stock of such Person) and (b) the redemption or acquisition of such Capital Stock or of warrants, rights or other options to purchase such Capital Stock (except when solely in exchange for Capital Stock of such Person), including, without limitation, any payments on or in respect of any redeemable preferred stock of such Person.

“Dollars” and “$”:  dollars in lawful currency of the United States of America.

“Domestic Subsidiary”:  any Subsidiary other than a Foreign Subsidiary.

“EBITDA”:  for any period, net income (excluding (i) non-cash equity compensation expenses and (ii) interest income, in each case for such period), plus, to the extent deducted from such net income, the sum of (a) gross interest expense, (b) income taxes, and (c) depreciation and amortization, all as determined for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP and without duplication; provided that, if at any time during such period the Parent or any of its Subsidiaries shall have sold or otherwise divested any material assets or stock in any Subsidiary, any book gain or loss resulting from such sale or other divestiture, together with the net income or loss of such Subsidiary or attributable to such assets shall also be excluded from net income.  As used in the definitions of Modified EBITDA and Permitted Acquisition, EBITDA shall also be determined for any Person who has (or whose assets have) been acquired by a Loan Party to the extent provided in such definition.

“Employee Pension Plan”:  any pension plan which (a) is maintained by the Parent or any Affiliate and (b) is subject to Part 3 of Title I of ERISA.

“Environmental Laws”:  any and all Federal, state, local, municipal or foreign laws, rules, orders, regulations, statutes, ordinances, codes, decrees or binding requirements of any Governmental Authority, or binding Requirement of Law regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, as now or may at any time hereafter be in effect.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued thereunder by the Department of Labor or PBGC.

“Eurocurrency Reserve Requirements”:  for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of such Board) maintained by a member bank of such System.

“Eurodollar Base Rate”:  with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the rate determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the average of the London interbank offered rate of interest per annum for Dollars quoted by the British Bankers’ Association set forth on Moneyline Telerate (or appropriate successor, or if the British Bankers’ Association or its successor ceases to provide such quotes, a comparable replacement determined by the Administrative Agent), display page 3750 (or such other display page on the Moneyline Telerate System as may replace such page 3750) at approximately 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for an amount approximately equal in principal amount to such Eurodollar Loan and having a borrowing date and a maturity comparable to the Interest Period for such Eurodollar Loan.

“Eurodollar Borrowing”:  a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan”:  any Loan bearing interest at a rate determined by reference to the Eurodollar Rate in accordance with the provisions of Section 2.

“Eurodollar Rate”:  with respect to each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

          Eurodollar Base Rate

1.00      - Eurocurrency Reserve Requirements

Such Eurodollar Rate shall be adjusted with respect to any outstanding Eurodollar Loan on the effective date of any change in the Eurocurrency Reserve Requirements as of such effective date.  The Administrative Agent shall give prompt notice to the Borrower of the Eurodollar Rate as determined or adjusted in accordance herewith, which determination shall be conclusive absent error in calculation.

“Event of Default”:  any of the events specified in Section 7, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excess Cash Flow”:  for any fiscal year, the amount by which EBITDA exceeds Fixed Charges, in each case determined for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP for such fiscal year.

“Excluded Taxes”:  with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.18), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with subsection 2.13(b), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.13.

“Executive Order No. 13224”:  Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Existing Credit Agreement”:  that certain Credit Agreement dated as of June 15, 2003 among the Borrower, PNC Bank, National Association, as agent, and the banks and financial institutions party thereto, as heretofore amended, modified or supplemented.

“Existing Letters of Credit”:  those letters of credit issued by PNC under the Existing Credit Agreement which are outstanding on the Closing Date.  A list of the Existing Letters of Credit is set forth on Schedule III.

“Facilities”:  the facilities represented by the Term Loans and the Revolving Credit Loans.  The two Facilities are the “Revolving Credit Facility” and the “Term Loan Facility”.

“Fee Letter”:  the letter dated as of September 29, 2006, signed by the Borrower, PNC and the Lead Arranger relating to fees.

“Federal Funds Effective Rate”:  for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Funds Open Rate”:  for any day, the rate per annum determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the “open” rate for federal funds transactions as of the opening of business for federal funds transactions among members of the Federal Reserve System arranged by federal funds brokers on such day, as quoted by Garvin Guybutler, any successor entity thereto, or any other broker selected by the Administrative Agent, as set forth on the applicable Telerate display page; provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the Open Rate on the immediately preceding Business Day, or if no such rate shall be quoted by a federal funds broker at such time, such other rate as determined by the Administrative Agent in accordance with its usual procedures.

“Fixed Charge Coverage Ratio”:  as of the last day of any fiscal quarter, the ratio of (a) EBITDA to (b) Fixed Charges, in each case determined for the Parent and its Subsidiaries on a consolidated basis for the period of four (4) consecutive fiscal quarters ending on such date.

“Fixed Charges”:  for any period, the sum of (a) cash income taxes, (b) gross cash interest expense, (c) cash Distributions, (d) scheduled principal payments of all Indebtedness (excluding paydowns of Revolving Credit Loans, but including seller notes) and (e) Capital Expenditures, all as determined for the Parent and its Subsidiaries, on a consolidated basis in accordance with GAAP and without duplication.

“Foreign Benefit Event”:  with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice of a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan or alleging the insolvency of any such Foreign Plan, (d) the incurrence of any liability in excess of $250,000 in the aggregate by the Parent and its Subsidiaries under applicable law and on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that would reasonably be expected to result in the incurrence of any liability by the Parent, the Borrower and their Subsidiaries or the imposition on the Parent, the Borrower and their Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each in excess of in the aggregate of $250,000.

“Foreign Lender”:  any Lender that is not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Foreign Pension Plan”:  any benefit plan maintained by a Foreign Subsidiary that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary”:  any Subsidiary not organized under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP”:  at any time with respect to the determination of the character or amount of any asset or liability or item of income or expense, or any consolidation or other accounting computation, generally accepted accounting principles as in effect in the United States on the date of, or at the end of the period covered by, the financial statements from which such asset, liability, item of income, or item of expense, is derived, or, in the case of any such computation, as in effect on the date when such computation is required to be determined, consistently applied.

“Governmental Acts”:  as defined in subsection 2.4(j).

“Governmental Authority”:  any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor”:  the Parent and each Subsidiary of the Borrower now or hereafter executing and delivering a Guaranty.  The initial Guarantors shall be the Parent, Kenexa Government Solutions, Inc., Devon Royce, Inc., Nextworx, Inc., Kenexa Recruiter, Inc., Kenexa BrassRing Inc. (formerly known as BrassRing, Inc.) and BrassRing LLC.

“Guaranty”:  a Guaranty and Suretyship Agreement delivered to the Administrative Agent by a Guarantor substantially in the form of Exhibit C hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Guaranty Obligation”:  as to any Person, any guarantee of payment or performance by such Person of any Indebtedness or other obligation of any other Person, or any agreement to provide financial assurance with respect to the financial condition, or the payment of the obligations of, such other Person (including, without limitation, purchase or repurchase agreements, reimbursement agreements with respect to letters of credit or acceptances, indemnity arrangements, grants of security interests to support the obligations of another Person, keepwell agreements and take-or-pay or through-put arrangements) which has the effect of assuring or holding harmless any third Person against loss with respect to one or more obligations of such third Person; provided, however, the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation of any Person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (b) the maximum amount for which such contingently liable Person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless the maximum amount is not stated or determinable, in which case the amount of such Guaranty Obligation shall be such contingently liable Person’s maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith and approved by the Administrative Agent.  Guaranty Obligations of any Person shall include the amount of any future “earn-out” or similar payments to be made to any other Person in connection with a Permitted Acquisition to the extent included in accordance with GAAP as a liability on the balance sheet of such Person.

“Hedge Agreement”:  any (a) interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement and (b) a foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or any other agreement regarding the hedging of fluctuations of currency values and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Indebtedness”:  of any Person at any date, without duplication:

(a)           all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business not more than 60 days overdue (or being contested in good faith) and payable in accordance with customary practices), including seller’s notes and to the extent included as a liability on the balance sheet of such Person in accordance with GAAP, earn-outs and similar obligations,
(b)           any other indebtedness which is evidenced by a note, bond, debenture or similar instrument,
(c)           all Capital Lease Obligations of such Person,
(d)           all reimbursement and other obligations of such Person in respect of letters of credit, bankers’ acceptances and similar obligations created for the account of such Person, in each case whether or not matured,
(e)           all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof,
(f)            all liabilities with respect to redeemable preferred stock obligations arising prior to the later of the Revolving Credit Termination Date and the Term Loan Maturity Date,
(g)           net liabilities of such Person under any Hedge Agreements, foreign currency exchange agreements, netting agreements and other hedging agreements or arrangements (calculated on a basis satisfactory to the Administrative Agent and in accordance with accepted practice),
(h)           withdrawal liabilities of such Person or any Commonly Controlled Entity under a Plan or withdrawal liabilities of such Person under a Foreign Pension Plan, and
(i)            all Guaranty Obligations of such Person with respect to liabilities of a type described in any of clauses (a) through (h) of this definition.

The Indebtedness of any Person shall include any Indebtedness of any partnership in which such Person is the general partner.

“Insolvency”:  with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”:  pertaining to a condition of Insolvency.

“Intellectual Property”:  has the meaning ascribed thereto in Section 3.9.

“Interest Payment Date”:  (a) as to any Base Rate Loan, each January 1, April 1, July 1 and October 1, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Revolving Credit Loan, in addition to the foregoing, the Revolving Credit Termination Date and (e) as to any Term Loan, in addition to the foregoing, the Term Loan Maturity Date.

“Interest Period”:  with respect to any Eurodollar Loan:

(a)           initially the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three, six or, if available to all of the Lenders, nine or twelve months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, given with respect thereto; and
(b)           thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three, six or, if available to all of the Lenders, nine or twelve months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that, the foregoing provisions relating to Interest Periods are subject to the following:

(i)            if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)           any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month;

(iii)          with respect to Eurodollar Loans that are Revolving Credit Loans, an Interest Period that otherwise would extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date;

(iv)          with respect to any Eurodollar Loans that are Term Loans, an Interest Period that otherwise would extend beyond the Term Loan Maturity Date shall end on the Term Loan Maturity Date; and

(v)           the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Loan.

“Investments”:  investments (by loan or extension of credit, purchase, advance, guaranty, capital contribution or otherwise) made in cash or by delivery of Property, by any of the Parent or any Subsidiary (a) in any Person, whether by acquisition of stock or other ownership interest, indebtedness or other obligation or Security, or by loan, advance or capital contribution or (b) in any Property.

“Issuing Bank”:  PNC, in its capacity as issuer of Letters of Credit, and any successor thereto.

“Joinder”:  a Joinder Agreement in a form acceptable to the Administrative Agent pursuant to which a Subsidiary of the Borrower shall join the applicable Loan Documents pursuant to Section 5.15, as amended, supplemented or otherwise modified from time to time.

“Law”:  any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, release, ruling, order, injunction, writ, decree or award of any Governmental Authority.

“L/C Disbursement”: a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Sublimit”:  $2,000,000.

“Lead Arranger”:  PNC Capital Markets LLC, in its capacity as Lead Arranger.

“Lender”:  as defined in the Preamble hereto and any other Person that becomes a Lender hereunder by reason of an Assignment and Assumption.

“Letter of Credit Coverage Requirement”:  with respect to each Letter of Credit at any time, 102% of the maximum amount available to be drawn thereunder at such time (determined without regard to whether any conditions to drawing could be met at such time).

“Letter of Credit Fee”:  has the meaning assigned to that term in subsection 2.4(b).

“Letter of Credit Obligations”:  at any time, an amount equal to the sum of (a) 100% of the maximum amount available to be drawn under all Letters of Credit outstanding at such time (determined without regard to whether any conditions to drawing could be met at such time) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to subsection 2.4(d)(i).

“Letter of Credit Participant”:  in respect of each Letter of Credit, each Lender (other than the Issuing Bank) in its capacity as the holder of a participating interest in such Letter of Credit.

“Letters of Credit”:  collectively, the Existing Letters of Credit and any letters of credit issued by the Issuing Bank under Section 2.4, as amended, supplemented, extended or otherwise modified from time to time.

“Lien”:  any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Liquidity Level”:  at any particular time, an amount equal to the sum of the Borrowing Availability and cash and Cash Equivalents maintained in Unrestricted Investment Accounts as determined for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Loan Documents”:  the collective reference to this Agreement, the Notes, the Security Documents, the Applications, the Letters of Credit, the Joinders, the Fee Letter and any Subordination Agreement(s) hereinafter entered into, and all other documents, instruments, agreements or certificates delivered in connection herewith, in each case as amended, supplemented or otherwise modified.

“Loan Parties”:  the Borrower, the Parent and each of their Subsidiaries that is party to a Loan Document.

“Loans”:  the collective reference to the Revolving Credit Loans and the Term Loans.  Each Revolving Credit Loan and Term Loan shall be either a Eurodollar Loan or a Base Rate Loan.

“Managing Agent”:  Wachovia Bank, National Association, in its capacity as Managing Agent.

“Material Adverse Effect”:  a material adverse effect on (a) the validity or enforceability of this Agreement or any other Loan Document, (b) the business, Property, assets, financial condition or results of operations of the Parent and its Subsidiaries taken as a whole, (c) the ability of the Parent and its Subsidiaries to duly and punctually to pay their debts as they come due and to perform their obligations under the Loan Documents, or (d) the ability of the Administrative Agent and the Lenders to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

“Material Recovery Event”:  the receipt by the Parent or any of its Subsidiaries of property, casualty or condemnation award proceeds in excess of $1,000,000.

“Materials of Environmental Concern”:  any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphynels, and ureaformaldehyde insulation.

“Modified EBITDA”:  for any period of four consecutive fiscal quarters (each a “Reference Period”), EBITDA for such Reference Period; provided that, if at any time during such Reference Period, the Borrower or any of its Subsidiaries shall have acquired the stock or assets of any Person in a Permitted Acquisition, then so long as (a) the Lenders shall have received audited financial statements for the prior two (2) years prepared on a GAAP basis or an independent third-party due diligence report for such Person from a nationally recognized accounting firm or other nationally recognized firm reasonably acceptable to the Administrative Agent, (b) the Person who is being acquired or who will own the assets being acquired is (or shall, upon closing of such acquisition, become) a Guarantor, unless such Person is a Foreign Subsidiary, and (c) the Borrower complies with Section 5.15 hereof, Modified EBITDA shall include (i) the historical EBITDA of such Person or attributable to such assets for the period from the beginning of such Reference Period to the day immediately preceding the closing date of such Permitted Acquisition and (ii) such adjustments to such actual EBITDA as shall be determined by the Required Lenders in their sole discretion; provided, that, if audited financial statements or third-party due diligence report have not been provided to the Lenders, (I) the historical EBITDA, if positive, of such Person or attributable to such assets shall not be included in the calculation of Modified EBITDA, unless consented to in writing by the Required Lenders in their sole discretion and (II) the historical EBITDA, if negative, of such Person or attributable to such assets shall be included in the calculation of Modified EBITDA, unless the Required Lenders in their sole discretion elect otherwise; provided, further, that, notwithstanding the foregoing, Modified EBITDA shall include (w) for the period ending September 30, 2006, one hundred percent (100%) of the historical EBITDA and adjustments thereto set forth on Schedule II hereto for the Targets and their Subsidiaries for the period prior to the Closing Date, (x) for the period ending December 31, 2006, seventy-five percent (75%) of such historical EBITDA and adjustments, (y) for the period ending March 31, 2007, fifty percent (50%) of such historical EBITDA and adjustments and (z) for the period ending June 30, 2007, twenty-five percent (25%) of such historical EBITDA and adjustments.

“Moody’s”:  Moody’s Investors Services, Inc.

“Multiemployer Plan”:  a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA and to which the Parent or its Subsidiaries, or a Commonly Controlled Entity of any of the foregoing, is making or is obligated to make contributions, or has made, or been obligated to make, contributions.

“Net Proceeds”:  (a) with respect to the sale or issuance after the Closing Date of any Capital Stock of the Parent or the incurrence of additional Indebtedness for borrowed money by the Parent or any Subsidiary thereof, the amount equal to (i) the aggregate amount received in cash in connection with such sale or issuance or incurrence minus (ii) the reasonable fees, commissions and other out-of-pocket expenses incurred by the Parent or such Subsidiary in connection with such sale or issuance or incurrence, (b) with respect to any Asset Sale, the amount equal to (i) the aggregate amount received in cash (including any cash received by way of deferred payment pursuant to a note receivable, other non-cash consideration or otherwise, but only as and when such cash is so received) in connection with such Asset Sale minus (ii) the sum of (I) the principal amount of Indebtedness which is secured by the asset that is the subject of such Asset Sale (other than Indebtedness assumed by the purchaser of such asset) and which is required to be, and is, repaid in connection with such Asset Sale (other than Indebtedness hereunder), (II) the reasonable fees, commissions, income taxes and other out-of-pocket expenses incurred by the Parent or such Subsidiary in connection with such Asset Sale and (III) amounts established as a reserve, reasonably established by the Borrower or its Subsidiaries (in accordance with GAAP), against liabilities under any indemnification obligations associated with such Asset Sale or other liabilities retained by the Borrower and its Subsidiaries associated with the properties sold pursuant to such Asset Sale (provided that, to the extent and at the time such amounts are released from such reserve, such amounts shall constitute Net Proceeds), (c) with respect to any Material Recovery Event, the amount equal to (a) the aggregate amount of the property, casualty or condemnation award proceeds received by the Parent or any Subsidiary in connection with such Material Recovery Event minus (b) the reasonable fees and other out-of-pocket expenses incurred by the Parent and its Subsidiaries in connection with recovering such proceeds and (d) with respect to any BrassRing Escrow Event, the amount equal to (i) the aggregate amount of the proceeds received by the Parent or any Subsidiary in connection with such BrassRing Escrow Event minus (ii) the reasonable fees and other out-of-pocket expenses incurred by the Parent and its Subsidiaries in connection with recovering such amount.

“Non-Loan Party”:  any Subsidiary of the Borrower other than a Guarantor.  The Non-Loan Parties as of the Closing Date are BrassRing Canada, Inc, BrassRing Holdings BV, BrassRing Ltd, BrassRing GmbH, BrassRing Asia Pacific Ltd., BrassRing BV, Kenexa Limited, Kenexa Technologies Private Limited, Xplore Tower Sdn.  Bhd. and Kenexa Technology Canada Inc., all of whom are Foreign Subsidiaries, and (subject to Section 5.18) Kenexa Care, Inc.

“Notes”:  the collective reference to the Revolving Credit Notes and the Term Notes.

“Notice of Borrowing”:  with respect to any Loan, a notice from the Borrower in respect of such Loan, containing the information in respect of such Loan and delivered to the Administrative Agent, in the manner and by the time specified pursuant to the terms hereof.  A form of the Notice of Borrowing is attached hereto as Exhibit B.

“Obligations”:  collectively, (a) all Reimbursement Obligations and all unpaid principal of and accrued and unpaid interest on (including, without limitation, any interest accruing subsequent to the commencement of a bankruptcy, insolvency or similar proceeding with respect to the Borrower, whether or not such interest constitutes an allowed claim in such proceeding) the Loans, (b) all accrued and unpaid fees arising or incurred under this Agreement or any other Loan Document, (c) any other amounts due hereunder or under any of the other Loan Documents, including all reimbursements, indemnities, fees, costs, expenses, prepayment premiums, break-funding costs and other obligations of the Borrower or any other Loan Party to the Administrative Agent, any Lender or any indemnified party hereunder or thereunder, (d) any obligations owed by the Borrower or any other Loan Party to any Lender or to any Affiliate of any Lender pursuant to a Hedge Agreement, and (e) all out-of-pocket costs and expenses incurred by the Administrative Agent and the Lenders in connection with this Agreement and the other Loan Documents, including but not limited to the reasonable fees and expenses of the Administrative Agent’s counsel and each Lender’s counsel, which the Borrower is responsible to pay pursuant to the terms of this Agreement and/or the other Loan Documents.

“Participant”:  as defined in subsection 9.6(f).

“Parent”:  Kenexa Corporation, a Pennsylvania corporation.

“PBGC”:  the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any Governmental Authority succeeding to the function thereof.

“Permitted Acquisition”:  subject to compliance with Section 6.6, an acquisition by the Borrower or any Subsidiary thereof (whether by merger, consolidation, reorganization or purchase of assets or stock or other ownership interests) of any Person engaged in a business that the Borrower and its Subsidiaries are permitted to engage in pursuant to Section 6.10 that is not hostile in nature; provided, that, at the time that any definitive agreement is entered into in respect of such acquisition (or immediately prior to the closing of such agreement if such agreement contains a contingency for any approval required under this Agreement with respect to such acquisition), no Default or Event of Default shall exist or would exist if such acquisition were consummated on such date (assuming for purposes of the covenants contained in Section 6.1, that pro forma adjustments are made to the consolidated financial statements of the Parent and its Subsidiaries in accordance with the terms hereof reflecting such acquisition based on the historical audited financial statements (on a GAAP basis) or independent third party due diligence report and other information of such Person received by the Administrative Agent prior to the consummation of such acquisition), provided further, that approval of the Required Lenders shall be required for any such acquisition if (a)  at the time of and after giving effect to such acquisition, the Parent and its Subsidiaries have on deposit, in the aggregate, less than $15,000,000 in cash and Cash Equivalents in Unrestricted Investment Accounts, (b) the aggregate consideration paid or proposed to be paid by the Borrower and its Subsidiaries with respect to such acquisition (including earn-outs, payments under non-compete arrangements and any assumption of Indebtedness) (the “Consideration”) exceeds $15,000,000, (c) the Consideration of all Permitted Acquisitions (including the proposed acquisition) exceeds in the aggregate $25,000,000 during the twelve-month period then ended, excluding Consideration paid in connection with any acquisition consummated on or prior to the Closing Date or (d) such acquisition is entered into prior to April 1, 2007 and the Consideration therefor is $10,000,000 or more.  Notwithstanding anything to the contrary, the BrassRing Acquisition shall be considered a Permitted Acquisition.

“Permitted Investments”:  Investments in:

(a)           one or more Subsidiaries of the Borrower; provided that the aggregate amount of net Investments made by the Borrower and the other Loan Parties in Non-Loan Parties shall not exceed $10,000,000 in the aggregate for the period from and after the Closing Date, including, in each case any Investments made after the Closing Date in Non-Loan Parties pursuant to any other provisions of this definition including clause (o) below (measured, with respect to any Permitted Acquisition involving the assets or stock of a Non-Loan Party, as the purchase price for such assets or stock as reasonably determined by the Borrower);

(b)           Property to be used in the ordinary course of business of the Borrower and its Subsidiaries;
(c)           current assets arising from the sale or purchase of goods and services in the ordinary course of business of the Borrower and the Subsidiaries;
(d)           direct obligations of the United States of America or any agency or instrumentality thereof, or obligations guaranteed by the United States of America or any agency or instrumentality thereof, provided that such obligations mature within one (1) year from the date of acquisition thereof;
(e)           certificates of deposit, time deposits or banker’s acceptances, maturing within one (1) year from the date of acquisition, with banks or trust companies organized under the laws of the United States, the unsecured long-term debt obligations of which are rated “A3” or higher by Moody’s or “A-” or higher by S&P, and issued, or in the case of banker’s acceptance, accepted, by a bank or trust company having capital, surplus and undivided profits aggregating at least $500,000,000;
(f)            commercial paper given the highest rating by either S&P or Moody’s maturing not more than 270 days from the date of creation thereof;
(g)           in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended;
(h)           in other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in Investments of a type analogous to the foregoing clauses (d) through (g);
(i)            received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case, in the ordinary course of business;
(j)            in connection with Hedge Agreements that are permitted pursuant to Section 6.2 hereof;
(k)           Investments in connection with any cash management agreements with PNC;
(l)            trade credit extended on usual and customary terms in the ordinary course of business;
(m)          loans to shareholders, directors or officers in an aggregate amount not to exceed $500,000 at any one time outstanding;
(n)           advances to employees to meet expenses incurred by such employees in the ordinary course of business in an aggregate amount not to exceed $500,000 at any one time outstanding;

(o)           Investments existing on the date hereof and set forth on Schedule IV hereto;
(p)           Permitted Acquisitions; and
(q)           Investments not otherwise provided in clauses (a) through (p) above in an aggregate amount not to exceed $250,000 outstanding at any one time.

“Permitted Liens”:  as defined in Section 6.3.

“Person”:  an individual, partnership, corporation, limited liability company, limited liability partnership, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”:  at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Parent, the Borrower, any Subsidiary or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement”:  (a) the Pledge Agreement or Agreements, dated as of the date hereof, to be executed and delivered on the Closing Date and (b) any other Pledge Agreement between a Loan Party and the Administrative Agent, each substantially in the form of Exhibit E hereto, as amended, supplemented or otherwise modified from time to time.

“PNC”:  PNC Bank, National Association.

“Prime Rate”:  the rate of interest per annum publicly announced from time to time by PNC as its prime rate in effect at its principal office in Philadelphia, Pennsylvania, which rate may not be the lowest rate then being charged to commercial borrowers by PNC; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective.

“Properties”:  the collective reference to the facilities and properties owned, leased or operated by the Parent and its Subsidiaries.

“Purchasing Lender”:  as defined in subsection 9.6(b).

“Register”:  as defined in subsection 9.6(d).

“Regulations D, T, U and X”:  Regulations D, T, U and X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 204 et seq., 12 C.F.R. part 220 et seq., 12 C.F.R. Part 221 et seq. and 12 C.F.R. Part 224 et seq., respectively), as such regulations are now in effect and as may hereafter be amended.

“Reimbursement Obligations”:  in respect of each Letter of Credit, the obligation of the Borrower to reimburse the Issuing Bank for all drawings made thereunder in accordance with subsection 2.4(d) and the Application related to such Letter of Credit for amounts drawn under such Letter of Credit.

“Reorganization”:  with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”:  any of the events set forth in Section 4043(c)(1), (2), (4), (5), (6), (10) and (13) of ERISA.

“Required Lenders”:  at any time, such Lenders as hold, individually or collectively, at least (a) 66 2/3% of the sum of (i) the Revolving Credit Commitments and (ii) the aggregate principal amount of the Term Loans then outstanding, or (b) in the event that the Revolving Credit Commitments have expired or terminated, 66 2/3% of the Total Exposure of all of the Lenders at such time.

“Requirement of Law”:  as to any Person, the Articles or Certificate of Incorporation or Formation, By-Laws, partnership agreement, operating agreement or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer”:  with respect to any Person, the chief executive officer, president, chief or principal financial officer or controller of such Person.  Unless otherwise qualified, all references to a “Responsible Officer” in this Agreement shall refer to a Responsible Officer of the Borrower.

“Revolving Credit Commitment”:  with respect to each Revolving Credit Lender, the commitment of such Lender to make Revolving Credit Loans and/or participate in Letters of Credit in the aggregate amount not to exceed at any one time outstanding:  (a) as to any Revolving Credit Lender which is an original signatory to this Agreement, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Loans,” as such amount may be increased or decreased from time to time in accordance with the provisions of this Agreement, or (b) as to any Revolving Credit Lender which is not an original signatory to this Agreement but which becomes a Revolving Credit Lender by executing an Assignment and Assumption, the Revolving Credit Commitment for such Lender set forth on Schedule I to such Assignment and Assumption, as such amount may be increased or decreased from time to time in accordance with the provisions of this Agreement.  The aggregate amount of the Revolving Credit Commitments on the Closing Date is $25,000,000.

“Revolving Credit Commitment Percentage”:  as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the aggregate Revolving Credit Commitments of all of the Revolving Credit Lenders at such time (or, at any time after the Revolving Credit Commitments shall have expired or been terminated, the percentage which such Lender’s Revolving Credit Exposure constitutes of the Revolving Credit Exposure of all of the Revolving Credit Lenders at such time).

“Revolving Credit Commitment Period”:  the period from and including the Closing Date to, but not including, the Revolving Credit Termination Date, or such earlier date on which the Revolving Credit Commitments shall terminate in their entirety as provided herein.

“Revolving Credit Exposure”:  as to any Revolving Credit Lender at any time, the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Commitment Percentage multiplied by the aggregate Letter of Credit Obligations at such time.

“Revolving Credit Lender”:  at any time, any Lender having a Revolving Credit Commitment and/or outstanding Revolving Credit Loans or issuing or participating in Letters of Credit.

“Revolving Credit Loans”:  as defined in subsection 2.1(a).

“Revolving Credit Note”:  as defined in subsection 2.2(a).

“Revolving Credit Termination Date”:  the earlier of (a) November 12, 2011 and (b) the date the Revolving Credit Commitments are terminated in their entirety as provided herein.

“SEC”:  the Securities and Exchange Commission or any successor governmental agency thereof.

“S&P”:  Standard & Poor’s Rating Group, a division of McGraw-Hill Corporation.

“Security”:  “security” as defined in Section 2(1) of the Securities Act of 1933, as amended.

“Security Agreement”:  (a) the Security Agreement entered into on the Closing Date among the Borrower, the Guarantors as of such date and the Administrative Agent for the benefit of the secured parties thereunder (including the Lenders) and (b) any other Security Agreement entered into by a Guarantor and the Administrative Agent, in each case substantially in the form of Exhibit F hereto, as the same may be amended, supplemented or otherwise modified from time to time.

“Security Documents”:  collectively, any and all of (a) the Security Agreement(s), (b) the Guaranty(ies), (c) the Pledge Agreement(s) and (d) all additional documents and instruments entered into from time to time for the purpose of securing the Obligations, as the foregoing may be amended, supplemented or otherwise modified from time to time.

“Solvent”:  as to any Person, as of the time of determination, the financial condition under which the following conditions are satisfied:

(a)           the fair market value of the assets of such Person will exceed the debts and liabilities, subordinated, contingent or otherwise, of such Person;
(b)           the present fair saleable value of the Property of such Person will be greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

(c)           such Person intends and will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and
(d)           such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is proposed to be conducted after the date thereof.

“Subordinated Debt”:  Indebtedness of the Borrower and its Subsidiaries which is subordinated to the Obligations in a manner satisfactory to the Administrative Agent, including that (a) no portion of the principal of such Indebtedness shall be payable prior to ninety (90) days after the later of the Revolving Credit Termination Date and the Term Loan Maturity Date, (b) such Indebtedness shall be unsecured and (c) the subordinated creditor(s) shall be subject to a standstill period of at least one hundred eighty (180) days with respect to the exercise of its remedies following the occurrence of an Event of Default.

“Subsidiary”:  as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Parent.

“Targets”:  BrassRing LLC, BrassRing Inc. and their subsidiaries being acquired pursuant to the BrassRing Acquisition.

“Taxes”:  as defined in Section 2.13.

“Term Loan”:  as defined in subsection 2.1(b).

“Term Loan Lender”:  at any time, any Lender which has a Term Loan Commitment or which holds an outstanding Term Loan.

“Term Loan Commitment”:  with respect to each Term Loan Lender, the commitment of such Lender to make a Term Loan on the Closing Date pursuant to subsection 2.1(b) in an amount not to exceed the amount set forth opposite such Lender’s name on Schedule I hereto with respect to Term Loans.  The aggregate amount of the Term Loan Commitments on the Closing Date is $50,000,000.

“Term Loan Maturity Date”:  October 1, 2012.

“Term Loan Percentage”:  as to any Term Loan Lender, (a) until the funding of the Term Loans, the percentage which such Lender’s Term Loan Commitment constitutes of the aggregate Term Loan Commitments of all of the Term Loan Lenders and (b) thereafter, the percentage which such Lender’s Term Loan constitutes of the aggregate Term Loans of all of the Term Loan Lenders then outstanding.

“Term Notes”:  as defined in subsection 2.2(b)(i).

“Total Debt”:  at any time, all Indebtedness of the Parent and its Subsidiaries at such time determined on a consolidated basis in accordance with GAAP and without duplication.

“Total Exposure”:  as to any Lender, at any time, the sum of (a) the Revolving Credit Exposure of such Lender at such time and (b) the aggregate amount of all Term Loans made by such Lender then outstanding.

“Total Leverage Ratio”:  as of the last day of any fiscal quarter, the ratio of (a) Total Debt at such date to (b) Modified EBITDA for the period of four (4) consecutive fiscal quarters ending on such date.

“Total Net Debt”:  at any time (a) Total Debt at such time minus (b) to the extent in excess of seven million five hundred thousand Dollars ($7,500,000), the lesser of (i) the average daily balance of cash and/or Cash Equivalents maintained by the Parent and its Subsidiaries in Unrestricted Investment Accounts during the fiscal quarter most recently ended and (ii) the outstanding balance of cash and Cash Equivalents maintained by the Parent and its Subsidiaries in Unrestricted Investment Accounts as of the last day of the fiscal quarter most recently ended.

“Total Net Leverage Ratio”:  as of the last day any fiscal quarter, the ratio of (a) Total Net Debt at such date to (b) Modified EBITDA for the period of four (4) consecutive fiscal quarters ending on such date.

“Total Percentage”:  as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment plus principal amount of Term Loans then outstanding then constitutes of the aggregate Revolving Credit Commitments and principal amount of Term Loans then outstanding (or at any time after the Revolving Credit Commitments shall have expired or been terminated, the percentage which such Lender’s Total Exposure constitutes of the Total Exposure of all of the Lenders at such time).

“Tranche”:  the collective reference to (a) Eurodollar Loans whose Interest Periods begin on the same date and end on the same later date (whether or not such Loans originally were made on the same date) and (b) Base Rate Loans.

“Type”:  when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, “Rate” shall include the Eurodollar Rate and the Base Rate.

“Unrestricted Investment Account”:  each investment account maintained by the Parent and/or a Subsidiary thereof at a Lender or Affiliate thereof and which has been designated by the Borrower and accepted by the Administrative Agent as an “Unrestricted Investment Account.”  For the avoidance of doubt, an operating account shall not constitute an Unrestricted Investment Account.

“Unused Revolving Credit Commitment”:  as to any Lender at any particular time during the Revolving Credit Commitment Period, an amount equal to the excess, if any, of the Revolving Credit Commitment of such Lender at such time over the Revolving Credit Exposure of such Lender at such time.

“USA Patriot Act”:  the Uniting Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Withdrawal Liability”:  any withdrawal liability as defined in Section 4201 of ERISA.

1.2           Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the Notes, the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.  Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principals of consolidation where appropriate).  As used herein and in the Notes and the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(b)           The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)           The meanings given to terms defined in this Agreement shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2.  LOANS AND TERMS OF COMMITMENTS

2.1           Commitments.

(a)           Revolving Credit Commitments.  Subject to the terms and conditions hereof, each Revolving Credit Lender severally agrees to make revolving credit loans (the “Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Revolving Credit Commitment minus the sum of such Lender’s Revolving Credit Commitment Percentage of all Letter of Credit Obligations then outstanding; provided that no Revolving Credit Loan shall be made if, after giving effect thereto and the simultaneous application of the proceeds thereof, the Revolving Credit Exposure of all Revolving Credit Lenders would exceed the Revolving Credit Commitments of all Revolving Credit Lenders at such time.  If at any time the aggregate Revolving Credit Exposure of all of the Revolving Credit Lenders exceeds the Revolving Credit Commitments of all of the Revolving Credit Lenders at such time, the Borrower shall promptly prepay the excess to the Administrative

Agent, to be applied first to repay the Revolving Credit Loans and then as cash collateral to secure the Letter of Credit Obligations.  Unless otherwise directed by the Borrower, payments on Revolving Credit Loans pursuant to the preceding sentence shall be applied first to Base Rate Loans and then to Eurodollar Loans in the direct order of maturity.  The Revolving Credit Commitments may be reduced or terminated from time to time pursuant to Section 2.9.  Within the foregoing limits, the Borrower may during the Revolving Credit Commitment Period borrow, repay and reborrow from time to time under the Revolving Credit Commitments, subject to and in accordance with the terms and limitations hereof.  The failure of any Revolving Credit Lender to perform its obligations hereunder shall not relieve any other Revolving Credit Lender of its obligations hereunder (it being understood, however, that no Revolving Credit Lender shall be responsible for the failure of any other Revolving Credit Lender to make any Revolving Credit Loan required to be made by such other Revolving Credit Lender).  Each Revolving Credit Loan shall be made in accordance with the procedures set forth in Section 2.3.

(b)           Term Loan Commitments.  Subject to the terms and conditions hereof, each Term Loan Lender severally agrees to make to the Borrower on the Closing Date a term loan (hereinafter separately called a “Term Loan” and collectively the “Term Loans”) in an amount equal to its Term Loan Percentage of the aggregate amount of Term Loans requested by the Borrower but not to exceed such Term Loan Lender’s Term Loan Commitment.  The Term Loan Commitment of each Term Loan Lender shall terminate on the Closing Date upon the making of such Term Loan and no portion of a Term Loan which is repaid may be reborrowed.  Subject to any prepayment obligation provided in this Agreement, the outstanding principal amount of the Term Loans shall be due and payable in quarterly principal installments payable on the first day of each calendar quarter as set forth on Schedule 2.1(b) hereto with all outstanding principal and accrued interest due and payable on the Term Loan Maturity Date.  The failure of any Term Loan Lender to perform its obligations hereunder shall not relieve any other Term Loan Lender of its obligations hereunder (it being understood, however, that no Term Loan Lender shall be responsible for the failure of any other Term Loan Lender to make any Term Loan required to be made by such other Term Loan Lender).

2.2           Notes.

(a)           Revolving Credit Notes.  The Revolving Credit Loans made by each Revolving Credit Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-1 hereto, with appropriate insertions as to payee, date and principal amount (as each may be amended, supplemented or otherwise modified, a “Revolving Credit Note”), payable to the order of such Revolving Credit Lender and in a principal amount equal to the amount of the initial Revolving Credit Commitment of such Revolving Credit Lender.  Each Revolving Credit Lender is hereby authorized to record the date, Type, and amount of each Revolving Credit Loan made by such Revolving Credit Lender, and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of its Revolving Credit Note, provided that the failure of any Revolving Credit Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under such Revolving Credit Note.  Each Revolving Credit Note shall (a) be dated the Closing Date, (b) be stated to mature on the Revolving Credit Termination Date and (c) provide for the payment of interest in accordance with Sections 2.5 and 2.6.

(b)           Term Notes.  The Term Loan made by each Term Loan Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit A-2 hereto, with appropriate insertions as to payee, date and principal amount (as each may be amended, supplemented or otherwise modified, a “Term Note”), payable to the order of such Lender and in a principal amount equal to the principal amount of such Lender’s Term Loan.  Each Term Loan Lender is hereby authorized to record the date, Type and amount of the Term Loan made by such Term Loan Lender, and the date and amount of each payment or prepayment of principal thereof, on the schedule annexed to and constituting a part of its Term Note, provided that the failure of any Term Loan Lender to make such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under such Term Note.  Each Term Note shall (a) be dated the Closing Date, (b) be stated to mature on the Term Loan Maturity Date and (c) provide for the payment of interest in accordance with Sections 2.5 and 2.6 hereof.

2.3           Procedure for Revolving Credit Loans and Term Loans.  The Borrower may borrow (a) under the Revolving Credit Commitments from time to time during the Revolving Credit Commitment Period on any Business Day and (b) Term Loans only on the Closing Date.  The Borrower shall give the Administrative Agent a Notice of Borrowing (a) in the case of a Eurodollar Borrowing, not later than 10:30 a.m., Philadelphia time, three (3) Business Days before such proposed Borrowing and (b) in the case of a Base Rate Borrowing, not later than 10:30 a.m., Philadelphia time, on the day of such proposed Borrowing.  All Loans borrowed on the Closing Date shall initially be Base Rate Loans, provided that such Loans can be converted thereafter to Eurodollar Loans in accordance with the terms hereof.  Such Notice of Borrowing shall be irrevocable and shall in each case specify (a) whether the Borrowing then being requested is to be a Revolving Credit Loan or Term Loan; (b) the date of such Borrowing (which shall be a Business Day) and the amount thereof; and (c) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto.  If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Base Rate Borrowing.  If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Each borrowing under the Revolving Credit Commitments shall be in a minimum amount equal to (x) with respect to Eurodollar Borrowings, $500,000 or in integral multiples of $500,000 in excess thereof and (y) with respect to Base Rate Borrowings, $500,000 or in integral multiples of $100,000 in excess thereof (or, with respect to Base Rate Borrowings, if the aggregate Unused Revolving Credit Commitments at such time are less than $500,000, such lesser amount, as applicable).

Upon receipt of a Notice of Borrowing from the Borrower, the Administrative Agent shall promptly notify each Revolving Credit Lender or Term Loan Lender, as applicable, of such request.  Each Revolving Credit Lender or Term Loan Lender, as the case may be, will make the amount of its pro rata share of such Borrowing (based on its Revolving Credit Commitment Percentage or Term Loan Percentage, as the case may be, at that time) available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.2 prior to 2:00 p.m., Philadelphia time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent.  Such Borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

Unless the Administrative Agent shall have received notice from a Revolving Credit Lender or Term Loan Lender, as the case may be, prior to the date of any borrowing of Revolving Credit Loans or Term Loans, as applicable, that such Lender will not make available to the Administrative Agent such Lender’s pro rata portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such borrowing in accordance with this subsection and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower (without prejudice to the Borrower’s rights against such Lender) severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, the interest rate applicable at the time to the Revolving Credit Loans or Term Loans, as the case may be, comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Effective Rate, provided, that, if such Lender shall not pay such amount within three (3) Business Days of such Borrowing Date, the interest rate on such overdue amount shall, at the expiration of such three-Business Day period, be the rate per annum applicable to the Revolving Credit Loans or the Term Loans, as the case may be, comprising such Borrowing.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Revolving Credit Loan or Term Loan, as the case may be, as part of such Borrowing for purposes of this Agreement.

2.4           Letter of Credit Subfacility.

(a)           During the Revolving Credit Commitment Period, the Borrower may request the issuance of standby Letters of Credit to support obligations of the Borrower and the other Loan Parties which finance the working capital and business needs of the Borrower and the other Loan Parties by delivering to the Issuing Bank a completed Application for letters of credit in such form and with such other certificates, documents and information as the Issuing Bank may specify from time to time by no later than 12:00 noon, Philadelphia time, at least five (5) Business Days (or such shorter period as may be agreed to by the Issuing Bank) in advance of the proposed date of issuance.  Each Application for issuance of a Letter of Credit shall be accompanied by an issuance fee based upon the Issuing Bank’s standard schedule of fees charged for issuing letters of credit as such may be amended from time to time.  Subject to the terms and conditions hereof and in reliance on the agreements of the other Revolving Credit Lenders set forth in this Section, the Issuing Bank will issue a Letter of Credit, provided, that each Letter of Credit shall (i) have a maximum maturity of twelve (12) months from the date of issuance, and (ii) in no event expire later than five (5) Business Days prior to the Revolving Credit Termination Date, and provided further, that in no event shall the amount of the Letter of Credit Obligations at any one time exceed the lesser of (i) the L/C Sublimit and (ii) the aggregate Revolving Credit Commitments minus the aggregate principal amount of the Revolving Credit Loans then outstanding.  The Issuing Bank shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Bank or any Letter of Credit Participant to exceed, any limits imposed by any applicable Requirement of Law.  Notwithstanding the provisions of this Section, the Revolving Credit Lenders and the Borrower hereby agree that the Issuing Bank may issue upon the Borrower’s request, one or more Letter(s) of Credit which by its or their terms may be extended for additional periods of up to one year each provided that (I) the initial expiration date (or any subsequent expiration date) of each such Letter of Credit is not later than five (5) Business Days prior to the Revolving Credit Termination Date, and (II) renewal of such Letter(s) of Credit, at the Issuing Bank’s discretion, shall be available upon written request from the Borrower to the Issuing Bank at least thirty (30) days (or such other time period as agreed by the Borrower and the Issuing Bank) before the date upon which notice of renewal is otherwise required.

(b)           The Borrower shall pay to the Administrative Agent for the ratable account of the Revolving Credit Lenders a fee (the “Letter of Credit Fee”) equal to the amount of the Applicable Margin for Revolving Credit Loans that are Eurodollar Loans in effect from time to time multiplied by the daily average of the undrawn face amount of each Letter of Credit during the preceding fiscal quarter (or shorter period commencing with the Closing Date or ending on the Revolving Credit Termination Date), and shall be payable quarterly in arrears on each January 1, April 1, July 1 and October 1 commencing with January 1, 2007 and on the Revolving Credit Termination Date.  The Borrower shall also pay to the Issuing Bank the Issuing Bank’s then in effect customary fees, plus a fronting fee of twelve and one-half basis points (.125%) on the face amount of each such Letter of Credit, and administrative expenses payable with respect to each Letter of Credit issued or renewed by it as the Issuing Bank may generally charge from time to time.  Once paid, all of the above fees shall be nonrefundable under all circumstances.  All periodic interest, fees and commissions shall be calculated on the basis of the actual days elapsed in a 360 day year.

(c)           (i)            The Issuing Bank irrevocably agrees to grant and hereby grants to each Letter of Credit Participant, and, to induce the Issuing Bank to issue Letters of Credit hereunder, each Revolving Credit Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions hereinafter stated, for such Letter of Credit Participant’s own account and risk, an undivided interest equal to such Letter of Credit Participant’s Revolving Credit Commitment Percentage in the Issuing Bank’s obligations and rights under each Letter of Credit issued by the Issuing Bank (including the Existing Letters of Credit) and the amount of each draft paid by the Issuing Bank thereunder.  Each Letter of Credit Participant unconditionally and irrevocably agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit issued by the Issuing Bank for which the Issuing Bank is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such Letter of Credit Participant shall pay to the Issuing Bank upon demand at the Issuing Bank’s address for notices specified herein an amount equal to such Letter of Credit Participant’s share (based on its Revolving Credit Commitment Percentage) of (x) the amount of such draft or any part thereof, which is not so reimbursed and (y) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment.  Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Lender.

(ii)           If any amount required to be paid by any Letter of Credit Participant to the Issuing Bank pursuant to subsection 2.4(c)(i) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is not paid to the Issuing Bank on the date such payment is due from such Letter of Credit Participant, such Letter of Credit Participant shall pay to the Issuing Bank on demand an amount equal to the product of (x) such amount, times (y) the daily average Federal Funds Effective Rate, as quoted by the Issuing Bank, during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (z) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  A certificate of the Issuing Bank submitted to any Letter of Credit Participant with respect to any amounts owing under this subsection shall be conclusive in the absence of manifest error.

(iii)          Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any Letter of Credit Participant its pro rata share of such payment in accordance with subsection 2.4(c)(i), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including by way of set-off or proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such Letter of Credit Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such Letter of Credit Participant shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(d)           (i)            The Borrower agrees to reimburse the Issuing Bank in respect of a Letter of Credit (including an Existing Letter of Credit) on each date on which a draft presented under such Letter of Credit is paid by the Issuing Bank for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment.  Each such payment shall be made to the Issuing Bank in immediately available funds.  Notwithstanding any other provisions of this Agreement, unless other acceptable arrangements for the immediate reimbursement by the Borrower of amounts required to be advanced by the Issuing Bank pursuant to a Letter of Credit have been made by the Borrower and the Issuing Bank and such reimbursement is made by the Borrower, any and all amounts which the Issuing Bank is required to advance pursuant to a Letter of Credit shall, at the option of the Issuing Bank, become, at the time the amounts are advanced, Revolving Credit Loans from the Revolving Credit Lenders made as a Base Rate Borrowing.  The Administrative Agent will notify the Revolving Credit Lenders of the amount required to be advanced pursuant to the Letters of Credit.  Before 10:00 A.M. (Philadelphia time) on the date of any advance the Revolving Credit Lenders are required to make pursuant to the Letters of Credit, each Revolving Credit Lender shall make available to the Administrative Agent such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such advance in immediately available funds.

(ii)           Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this subsection from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the per annum rate of the then applicable Default Rate for Revolving Credit Loans which are Base Rate Loans and shall be payable on demand by the Issuing Bank.

(e)           (i)            The Borrower also agrees with the Issuing Bank that the Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under subsection 2.4(d)(i) shall not be affected by, among other things (x) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, provided, that reliance upon such documents by the Issuing Bank shall not have constituted gross negligence or willful misconduct of the Issuing Bank or (y) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or (z) any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee.

(ii)           The Issuing Bank shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Bank’s gross negligence or willful misconduct.

(iii)          The Borrower agrees that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the Borrower and shall not result in any liability of the Issuing Bank to the Borrower.

(f)            If any draft shall be presented for payment to the Issuing Bank under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit and any other obligation expressly imposed by the provisions of the Uniform Customs and Practice for Documentary Credits, 1993 Revision, International Chamber of Commerce Publication No. 500 (“Publication 500”) other than Article 48(g) thereof, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

(g)           To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Agreement, the provisions of this Agreement shall govern.

(h)           Subject to subsection 2.4(g) above, the Borrower agrees to be bound by the terms of each Application and the Issuing Bank’s written regulations and customary practices relating to letters of credit, though such interpretation may be different from the Borrower’s own.  It is understood and agreed that, except in the case of gross negligence or willful misconduct, the Issuing Bank shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following the Borrower’s instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.  To the extent not otherwise inconsistent with this Agreement, the provisions of Publication 500 are hereby made a part of this Agreement with respect to the obligations in connection with each Letter of Credit.

(i)            Each Revolving Credit Lender’s payment obligation under subsection 2.4(c) and the Reimbursement Obligations shall be absolute, unconditional and irrevocable under any circumstances, and shall be performed strictly in accordance with the terms of this Section 2.4 under all circumstances, including the following circumstances:

(i)            any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against the Issuing Bank, any Loan Party or any other Person for any reason whatsoever;

(ii)           any lack of validity or enforceability of any Letter of Credit;

(iii)          the existence of any claim, set-off, defense or other right which any Loan Party or any Revolving Credit Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party and the beneficiary for which any Letter of Credit was procured);

(iv)          any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect even if the Issuing Bank has been notified thereof;

(v)           payment by the Issuing Bank under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Bank;

(vi)          any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Parent, the Borrower and their Subsidiaries;

(vii)         any breach of this Agreement or any other Loan Document by any Loan Party;

(viii)        the occurrence or continuance of an insolvency proceeding with respect to any Loan Party;

(ix)           the fact that an Event of Default or a Default shall have occurred and be continuing;

(x)            the fact that the Revolving Credit Termination Date shall have passed or this Agreement or the Revolving Credit Commitments hereunder shall have been terminated; and

(xi)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(j)            In addition to amounts payable as provided in Section 9.5, the Borrower hereby agrees to protect, indemnify, pay and save harmless the Issuing Bank, the Agents and the Lenders from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which the Issuing Bank or the Lenders may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of the Issuing Bank as determined by a final judgment of a court of competent jurisdiction or (B) subject to the following clause (ii), the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called “Governmental Acts”).

(k)           As among the Borrower and the Issuing Bank, the Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for:  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if the Issuing Bank shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, facsimile, cable, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Bank’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not create any liability of the Issuing Bank to the Borrower or any Lender.

(l)            Notwithstanding anything to the contrary herein, the Existing Letters of Credit shall be considered Letters of Credit issued hereunder.

2.5           Interest and Payment Dates.  (a)  Subject to the provisions of Section 2.6, each Base Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be) at a rate per annum equal to the Base Rate plus the Applicable Margin.

(b)           Subject to the provisions of Section 2.6, each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Eurodollar Rate for the Interest Period in effect for such Loan plus the Applicable Margin.

(c)           Interest on each Loan shall be payable on each Interest Payment Date applicable to such Loan; provided that, interest accruing on overdue amounts pursuant to Section 2.6 shall be payable on demand as provided in such Section.  The Eurodollar Rate and the Base Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent error.

2.6           Default Interest.  To the extent not contrary to any Requirement of Law, upon the occurrence and during the continuation of an Event of Default, any principal, past due interest, fee or other amount outstanding hereunder shall bear interest for each day thereafter until paid in full (after as well as before judgment) at a rate per annum which shall be equal to two percent (2%) in excess of the rate which would otherwise be in effect for Base Rate Loans (such rate being referred to as the “Default Rate”); provided that, with respect to Eurodollar Loans, such rate shall be the higher of the Default Rate and two percent (2%) in excess of the rate which would otherwise be applicable to such Eurodollar Loan.  The Borrower acknowledges that such increased interest rate reflects, among other things, the fact that such loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk.

2.7           Conversion and Continuation Options; Limitations on Tranches.  (a)  The Borrower shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 10:30 a.m., Philadelphia time, on the Business Day of conversion, to convert any Eurodollar Loan to a Base Rate Loan, (b) not later than 10:30 a.m., Philadelphia time, three (3) Business Days prior to conversion or continuation (x) to convert any Base Rate Loan into a Eurodollar Loan, or (y) to continue any Eurodollar Loan as a Eurodollar Loan for any additional Interest Period and (c) not later than 10:30 a.m., Philadelphia time, three (3) Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Loan to another permissible Interest Period, subject in each case to the following:

(A)          a Eurodollar Loan may not be converted at a time other than the last day of the Interest Period applicable thereto;
(B)           any portion of a Loan maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Loan;

(C)           no Eurodollar Loan may be continued as such and no Base Rate Loan may be converted to a Eurodollar Loan when any Default or Event of Default has occurred and is continuing;
(D)          any portion of a Eurodollar Loan that cannot be converted into or continued as a Eurodollar Loan by reason of clauses (B) or (C) above automatically shall be converted at the end of the Interest Period in effect for such Loan to a Base Rate Loan;
(E)           if by the third Business Day prior to the last day of any Interest Period for Eurodollar Loans the Borrower has failed to give notice of conversion or continuation as described in this subsection, the Administrative Agent shall give notice thereof to the Lenders and such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period;
(F)           all conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Tranche of Eurodollar Loans shall be equal to $500,000 or in increments of $500,000 in excess thereof; and
(G)           the Borrower shall not have outstanding at any one time more than six (6) Tranches in the aggregate of Eurodollar Loans.

Each request by the Borrower to convert (but not continue) a Loan shall constitute a representation and warranty that each of the representations and warranties made by the Borrower herein is true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date, in which case such request shall constitute a representation and warranty that such representations and warranties are true and correct as of such date).  Accrued interest on a Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion.

(b)           In the event, and on each occasion, that on the day two (2) Business Days prior to the commencement of any Interest Period for a Eurodollar Loan, the Administrative Agent shall have determined (which determination absent manifest error shall be conclusive and binding upon the Borrower) that dollar deposits in the principal amount of such Eurodollar Loan are not generally available in the London Interbank Market, or that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the applicable Lenders of making or maintaining the principal amount of such Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Eurodollar Base Rate, the Administrative Agent shall, as soon as practicable thereafter, give written or telephonic notice of such determination to the Borrower and the applicable Lenders, and any request by the Borrower for a Eurodollar Loan or for conversion to or maintenance of a Eurodollar Loan pursuant to the terms of this Agreement shall be deemed a request for a Base Rate Loan.  After such notice shall have been given and until the circumstances giving rise to such notice no longer exist, each request for a Eurodollar Loan shall be deemed to be a request for a Base Rate Loan.  Each determination by the Administrative Agent hereunder shall be conclusive absent manifest error.

2.8           Fees.

(a)           Commitment Fees.  The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Credit Lender, on each January 1, April 1, July 1 and October 1, commencing January 1, 2007, during the Revolving Credit Commitment Period and on the date on which the Revolving Credit Commitments shall be permanently terminated or reduced as provided herein, a revolving credit commitment fee (collectively, the “Commitment Fees”) at a rate per annum equal to the Applicable Commitment Fee Percentage in effect from time to time on the average daily amount of the Unused Revolving Credit Commitments of each Revolving Credit Lender during the preceding fiscal quarter (or shorter period commencing with the Closing Date or ending on the Revolving Credit Termination Date).  The Commitment Fees due to each Revolving Credit Lender shall commence to accrue on the Closing Date and shall cease to accrue on the Revolving Credit Termination Date.  The Administrative Agent shall distribute the Commitment Fees among the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentages.

(b)           Administrative Agent Fee.  The Borrower shall pay to the Administrative Agent for its own account the administrative agency fees set forth in the Fee Letter.

All of the foregoing fees shall be (a) computed on the basis of the actual number of days elapsed in a year of 360 days, including the first day but excluding the last day occurring in the period for which such fees are payable, and (b) paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, as appropriate, to the applicable Lenders and/or the Administrative Agent.  Once paid, none of the foregoing fees shall be refundable under any circumstances, except in the case of manifest error by the Administrative Agent in the computation of any such amount, which error is raised in writing by the Borrower to the Administrative Agent within twenty (20) days of payment of such amount.

2.9           Termination and Reduction of Revolving Credit Commitments.  (a)  The Revolving Credit Commitments shall be automatically terminated on the Revolving Credit Termination Date whereupon the entire outstanding principal balance of the Revolving Credit Loans, plus all accrued and unpaid interest thereon, and any fees or other amounts owed under the Loan Documents in connection with the Revolving Credit Facility (including all Commitment Fees and fees and other amounts in connection with the Letters of Credit) shall be due and payable.

(b)           Upon at least five (5) Business Days’ prior irrevocable written notice to the Administrative Agent, the Borrower may at any time prior to the Revolving Credit Termination Date, in whole permanently terminate, or from time to time in part permanently reduce, the Revolving Credit Commitments; provided, however, that (A) each partial reduction of such Revolving Credit Commitments shall be in a minimum aggregate principal amount of $1,000,000 or in integral multiples of $500,000 in excess thereof, and (B) the Revolving Credit

Commitments may not be reduced or terminated if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the aggregate amount of the Revolving Credit Exposure of the Revolving Credit Lenders at such time would exceed the aggregate Revolving Credit Commitments of the Revolving Credit Lenders (as the same are being reduced) at such time.  Each reduction in the Revolving Credits Commitments hereunder shall be made ratably among the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitment Percentages.  The Borrower shall pay to the Administrative Agent for the account of the Revolving Credit Lenders on the date of each termination or reduction of the Revolving Credits Commitments, the Commitment Fees on the amount of the Revolving Credit Commitments so terminated or reduced accrued to the date of such termination or reduction.

2.10         Optional and Mandatory Prepayments of Loans.  (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, without premium or penalty (but in any event subject to Section 2.14), upon prior written, telecopy or telephonic notice to the Administrative Agent given no later than 10:30 a.m., Philadelphia time, (i) in the case of Base Rate Loans, on the same day such prepayment is to be made, and (ii) in the case of Eurodollar Loans, three (3) Business Days before any proposed prepayment is to be made; provided, however, that each such partial prepayment shall be in the principal amount of at least (A) $500,000 or in whole multiples of $100,000 in the case of Base Rate Loans and (B) $500,000 or in whole multiples of $500,000 in excess thereof in the case of Eurodollar Loans.

(b)           On the date of any termination or reduction of the Revolving Credit Commitments pursuant to Section 2.9, the Borrower shall pay or prepay so much of the Revolving Credit Loans as shall be necessary in order that the aggregate Revolving Credit Exposure of the Revolving Credit Lenders will not exceed the aggregate Revolving Credit Commitments of the Revolving Credit Lenders after giving effect to such termination or reduction.

(c)           In the event of (i) any direct or indirect sale or other disposition of any of the assets, including lines of business, of the Borrower or any Subsidiary (other than sales or dispositions referred to in subsections 6.5(a), (b) or (c)) (each, an “Asset Sale”) the sale price for which in the aggregate with all prior Asset Sales made since the date of this Agreement (but only those Asset Sales the Net Proceeds of which were not applied as a prepayment as hereinafter provided in this subsection 2.10(c)) is greater than $1,000,000, (ii) any sale or issuance of Capital Stock by the Parent (other than Capital Stock issued (x) to any seller in connection with a Permitted Acquisition or (y) pursuant to any employee equity plan of the Parent, the Borrower or their Subsidiaries), (iii) the incurrence of additional Indebtedness for borrowed money by the Parent, the Borrower or any of their Subsidiaries (other than Indebtedness incurred to a seller in connection with a Permitted Acquisition or otherwise permitted under Section 6.2 (other than Subordinated Debt under subsection (g) thereto unless such Subordinated Debt was incurred in connection with financing a Permitted Acquisition)), (iv) a BrassRing Escrow Event or (v) any Material Recovery Event, the Borrower shall promptly prepay the outstanding Loans in an amount equal to one hundred percent (100%) of the amount of the Net Proceeds of such Asset Sale, issuance of Capital Stock, incurrence of additional Indebtedness, BrassRing Escrow Event or Material Recovery Event; provided that, the amount of any prepayment hereunder shall be rounded down to the nearest multiple of $1,000; provided, further, that no such repayment shall be required in respect of the Net Proceeds arising from (x) an Asset Sale if, and to the extent, that the Borrower or such Subsidiary has reinvested any such Net Proceeds arising from such Asset Sale in productive assets of a kind then used or useable in the business of the Borrower and its Subsidiaries (including Capital Expenditures) prior to the date that is one hundred eighty days (180) after the date such Asset Sale is closed or (y) a Material Recovery Event if, and to the extent that, (I) the Borrower has notified the Administrative Agent in writing within five (5) Business Days following the receipt of the proceeds of such Material Recovery Event of the Borrower’s or its Subsidiary’s intention to use such Net Proceeds for the repair, replacement or restoration of the damaged condemned property within one hundred and eighty (180) days following the receipt of such proceeds and (II) the Borrower or such Subsidiary does in fact reinvest such Net Proceeds arising from such Material Recovery Event for the repair, replacement or restoration of the damaged or condemned property prior to the date that is one hundred eighty days (180) after the receipt of such Net Proceeds.  At the time any such Asset Sale, issuance of Capital Stock or incurrence of additional Indebtedness is completed, or promptly after any Net Proceeds are received by the Parent or a Subsidiary thereof in connection with a BrassRing Escrow Event or a Material Recovery Event (and, if the Borrower has given notice of its intention to use all or a portion of the Net Proceeds from a Material Recovery Event as provided above, one hundred and eighty (180) days after its receipt of such Net Proceeds), the Borrower shall deliver to the Administrative Agent an accounting of the Net Proceeds in sufficient detail and form acceptable to the Administrative Agent together with the amount of any prepayment or repayment required at such time.  Payments made pursuant to this subsection 2.10(c) shall be applied in accordance with subsection 2.10(f) below.

(d)           Commencing with the fiscal year ending December 31, 2007, the Borrower shall, within two (2) Business Days after the delivery of the Parent’s financial statements for such fiscal year required pursuant to Section 5.1(a), prepay the outstanding Loans in an amount equal to fifty percent (50%) of the amount of the Excess Cash Flow for such fiscal year.  Payments pursuant to this subsection 2.10(d) shall be applied in accordance with subsection 2.10(f) below.

(e)           Each notice of prepayment pursuant to subsections (a) and (b) of this Section 2.10 shall specify (i) the prepayment date, (ii) the principal amount of each Borrowing to be prepaid and (iii) in the case of prepayments pursuant to subsection (a), to which Facility the prepayment is to be applied.  Each notice of prepayment shall be irrevocable and shall commit the Borrower to prepay such Borrowing (or portion thereof) by the amount stated therein.  Each prepayment under the Term Loan Facility pursuant to subsections (a) and (b) of this Section 2.10 shall be applied to the Term Loans in the inverse order of maturity.  All prepayments under this Section 2.10 on other than Base Rate Borrowings shall be accompanied by accrued interest on the principal amount being prepaid to the date of prepayment and any amounts owed under Section 2.14.

(f)            Payments pursuant to clauses (c) and (d) of this Section 2.10 shall be applied first to the Term Loans in the inverse order of maturity until paid in full and second to Revolving Credit Loans until paid in full; provided that, if an Event of Default shall have occurred and be continuing, any such payments shall be applied pro rata to the Loans and the Letter of Credit Obligations (based on the principal amount of the Loans outstanding and the aggregate amount of the Letter of Credit Obligations then outstanding), with any amounts attributable to the Letter of Credit Obligations to be held by the Administrative Agent in a cash collateral account pursuant to Section 7.2 or, at the Administrative Agent’s discretion, applied to the Revolving Credit Loans then outstanding.  Payments of the Revolving Credit Loans and/or in respect of the Letter of Credit Obligations shall not reduce the Revolving Credit Commitments.  To the extent any prepayments are required pursuant to clauses (c) or (d) of this Section 2.10 after the Loans have been paid in full, then, no such payments shall be required unless an Event of Default shall have occurred and be continuing, in which case the Borrower shall deliver to the Administrative Agent, to be held in a cash collateral account pursuant to Section 7.2, an amount equal to the difference between (i) the Letter of Credit Coverage Requirement and (ii) the amount of cash, if any, then held by the Administrative Agent in a collateral account pursuant to Section 7.2, with any remaining Net Proceeds to be applied first to any other outstanding Obligations and next to be retained by the Parent, the Borrower or its Subsidiary, as applicable.  So long as no Event of Default shall have occurred and be continuing, unless otherwise requested by the Borrower, each payment, to the extent consistent with its application to the appropriate Facility, shall be applied first to Base Rate Loans and next to Eurodollar Loans in the direct order of maturity of Interest Periods.

2.11         Illegality.  Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert or refinance Base Rate Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.14.

2.12         Requirements of Law.  (a)  In the event that any change in any Requirement of Law or in the interpretation, or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for taxes covered by Section 2.13 and changes in the rate of tax on the overall net income, gross receipts or revenue of such Lender);

(ii)           shall impose, modify or hold applicable any reserve, special deposit or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the interest rate on such Eurodollar Loan hereunder; or

(iii)          shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or to reduce any amount receivable hereunder in respect thereof then, in any such case, the Borrower shall as promptly as practicable pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable.  If any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall as promptly as practicable notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  If any amount is refunded to such Lender, such Lender will reimburse the Borrower for amounts paid in respect of the refunded amount without interest (except to the extent of any interest actually received by such Lender from the relevant Governmental Authority with respect to such refund).

(b)           In the event that any Lender shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission as promptly as practicable by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

(c)           Each Lender agrees that it will use reasonable efforts in order to avoid or to minimize, as the case may be, the payment by the Borrower of any additional amount under subsections 2.12(a) and (b); provided, however, that no Lender shall be obligated to incur any expense, cost or other amount in connection with utilizing such reasonable efforts; provided, further, that the Borrower shall not be under any obligation to compensate any Lender under this Section 2.12 with respect to increased costs or reductions with respect to any period prior to the date that is one hundred eighty (180) days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any change in any Law within such one hundred eighty (180) day period.

2.13         Taxes.  (a)  All payments made by the Borrower under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, other than Excluded Taxes (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called “Taxes”).  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes.  Whenever any Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof.  If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure.  The agreements in this subsection shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b)           Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.  Each such Foreign Lender shall also deliver to the Borrower (with a copy to the Administrative Agent) such further documentation on or before the date that any documentation previously delivered to the Borrower hereunder shall expire or become obsolete and after the occurrence of any event requiring a change in such previously delivered documentation.

(c)           The Borrower shall not be required to pay any additional amounts to the Administrative Agent or any Lender in respect of payments of United States withholding tax or other Taxes made by the Borrower which are consistent with the forms and information delivered to the Borrower and the Administrative Agent or if the payment of such amounts would not have arisen but for a failure by the Administrative Agent or such Lender to comply with the requirements of subsection 2.13(b) or the Administrative Agent or such Lender did not timely deliver to the Borrower the forms listed or described in subsection 2.13(b) or did not take such other steps as reasonably may be available to it under applicable tax laws and any applicable tax treaty or convention to obtain an exemption from, or reduction (to the lowest applicable rate) of, such United States withholding tax and other Taxes or, if such steps were taken, the information was not timely and duly delivered to the Borrower.

2.14         Indemnity.  (a)  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (d) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained.  A certificate as to any amounts (including a calculation thereof) that a Lender is entitled to receive under this Section 2.14 submitted by such Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of clearly demonstrable error and all such amounts shall be paid by the Borrower promptly upon demand by such Lender.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

(b)           For the purpose of calculation of all amounts payable to a Lender under this Section, each Lender shall be deemed to have actually funded its relevant Eurodollar Loan through the purchase of a deposit bearing interest at the Eurodollar Rate in an amount equal to the amount of that Eurodollar Loan and having a maturity comparable to the relevant Interest Period or applicable period for such Eurodollar Loan; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit, and the foregoing assumptions shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15         Treatment of Loans and Payments.  Except as provided under Sections 2.4, 2.11, 2.13 or subsection 9.6(g), each Borrowing by the Borrower hereunder, each payment or prepayment of principal of the Loans, each payment of interest on the Loans, each payment of Commitment Fees and participation in Letters of Credit shall be made pro rata among the relevant Lenders in accordance with their respective Revolving Credit Commitment Percentage, Term Loan Percentage or Total Percentage, as the case may be.  Each Lender agrees that in computing such Lender’s portion of any borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s amount of such borrowing to the next higher or lower whole dollar amount.

2.16         Payments.  (a)  The Borrower shall make each payment (including principal of or interest on any Borrowing or any fees or other amounts) hereunder not later than 12:00 (noon), Philadelphia time, on the date when due to the Administrative Agent at its offices set forth in Section 9.2, in immediately available funds.  Such payments shall be made without setoff or counterclaim of any kind.  The Administrative Agent shall distribute to the Lenders any payments received by the Administrative Agent for their account promptly upon receipt in like funds as received, provided that, any payment received by the Administrative Agent for the account of the Lenders at or before 2:00 p.m. Pennsylvania time will be distributed to the

Lenders on the same Business Day and any such payment received after that time on a given day will be distributed on the next Business Day.

(b)           Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest or fees, as the case may be, provided that if such extension would cause payment of any interest on or principal of the Loans or payment of any commitment fees to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(c)           In the event that any payment of principal, interest or commitment fees due the Lenders or the Administrative Agent under any of the Loan Documents is not paid when due, the Administrative Agent is hereby authorized to effect such payment upon prior notice to the Borrower by debiting any demand deposit account of the Borrower now or in the future maintained with the Administrative Agent.  This right of debiting accounts of the Borrower is in addition to any right of setoff accorded the Lenders hereunder or by operation of law.

2.17         Loan Accounts.  Each Lender shall open and maintain on its books a loan account in the Borrower’s name with respect to Loans made, repayments, prepayments, the computation and payment of interest and other amounts due and sums paid to such Lender hereunder and under the Loan Documents.  Except in the case of manifest error in computation, such records shall be presumed correct as to the amount at any time due to such Lender from the Borrower.  The failure of any Lender to make an entry in its loan account shall not abrogate the Borrower’s duty to repay the Indebtedness and other amounts owed to such Lender under the Loan Documents.

2.18         Assignment of Loans and/or Revolving Credit Commitments Under Certain Circumstances; Duty to Mitigate.  In the event (a) any Lender delivers a notice pursuant to Section 2.11 that it has become unlawful for such Lender to make or maintain Eurodollar Loans, (b) any Lender delivers a certificate requesting compensation pursuant to Section 2.12 or (c) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.13, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in subsection 9.6(b)), upon notice to such Lender and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all of its interests, rights and obligations under this Agreement to a Purchasing Lender that shall assume such assigned obligations (which Purchasing Lender may be another Lender, if a Lender accepts such assignment); provided that (i) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (ii) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Credit Commitment or Revolving Credit Loans are being assigned, the consent of the Issuing Bank), which consent(s) shall not be unreasonably delayed or withheld, (iii) the Borrower or such Purchasing Lender shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans, plus all fees (including, without limitation, Commitment Fees) and other amounts accrued hereunder for the account of such Lender (including, without limitation, amounts owing under Sections 2.12, 2.13 and 2.14) and (iv) to the extent such affected Lender is also the Issuing Bank, (A) the Borrower or such Purchasing Lender  shall have paid to the Issuing Bank all L/C Disbursements, plus all fees (including, without limitation, Letter of Credit Fees) and other amounts accrued hereunder for the account of the Issuing Bank and (B) the Borrower shall have either (I) returned to the Issuing Bank the original of any outstanding Letters of Credit or (II) delivered to the Issuing Bank cash collateral for any such outstanding Letters of Credit in an amount equal to the Letter of Credit Coverage Requirement for each such Letter of Credit the original of which is not returned to the Issuing Bank.  Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender as assignor, any Assignment and Assumption necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.18.

2.19         Use of Proceeds.  The proceeds of the Loans may be used by the Borrower for its working capital, capital expenditures and general corporate purposes in the ordinary course of business (including paying off the Indebtedness under the Existing Credit Agreement and paying the fees and expenses associated with the Loan Documents) and to finance all or a portion of the purchase price and transaction costs in connection with the BrassRing Acquisition and other Permitted Acquisitions.  The Letters of Credit shall be letters of credit required in the ordinary course of the Borrower’s business or in connection with Permitted Acquisitions.

SECTION 3.  REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Lenders and the Issuing Bank to enter into this Agreement and to make the Loans and to issue and/or participate in Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

3.1           Corporate Existence.  Each of the Borrower and the other Loan Parties is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified or licensed to do business and is in good standing in all other jurisdictions in which the character of the properties owned or the nature of the activities conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.

3.2           Subsidiaries.  The Subsidiaries of the Parent and the record ownership of each such Subsidiary on the date hereof are listed on Schedule 3.2 attached hereto.

3.3           Authority and Binding Effect.  Each of the Borrower and the other Loan Parties has all requisite power and authority, corporate and otherwise, to own, lease, encumber and operate its properties and assets and to carry on its business as now being conducted and to enter into and to perform its obligations under this Agreement, the Notes and the other Loan Documents to which it is a party and to fulfill its obligations set forth herein and therein.  The execution, delivery and performance of this Agreement, the borrowings hereunder and the execution and delivery of the Notes, the Applications and the other Loan Documents to which the Borrower or any other Loan Party is a party have been duly authorized by all requisite corporate action and will not violate or constitute a default under any Requirement of Law, or of any indenture, note, loan or credit agreement, license or any other agreement, lease or instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of its or their Properties are bound.  This Agreement and the other Loan Documents have each been duly executed and delivered by each Loan Party party thereto.  This Agreement constitutes, and the Notes and other Loan Documents issued or to be issued hereunder, when executed and delivered pursuant hereto, will constitute, the authorized, valid and legally binding obligations of the Borrower or other Loan Party party thereto enforceable in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws or equitable principles from time to time in effect relating to or affecting the rights of creditors generally.

3.4           Approvals.  No consent or approval of any trustee or holder of any indebtedness, nor any authorization, consent, approval, license, exemption of or registration, declaration or filing with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary to the valid execution and delivery of this Agreement, the Notes or the other Loan Documents or the consummation by the Borrower or the other Loan Parties of the transactions contemplated by this Agreement, except such as have been obtained.

3.5           Recording and Enforceability.  No recording, filing, registration, notice or other similar action is required in order to insure the legality, validity, binding effect or enforceability of this Agreement, the Notes or the other Loan Documents as against the Borrower and any other Loan Party.

3.6           Litigation.  Schedule 3.6 attached hereto contains a list as of the date hereof of all litigation, claims, disputes, assessments, judgments, judicial and administrative orders outstanding against the Parent or any of its Subsidiaries and any actions, suits or proceedings at law or in equity or by or before any governmental or administrative instrumentality or other agency pending or, to the knowledge of the Borrower, threatened against the Parent or any of its Subsidiaries or affecting its or their property or rights which in any such case if decided adversely individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.  Neither the Parent nor any Subsidiary is in default under any applicable statute, rule, order, certificate or regulation of any Governmental Authority having jurisdiction over the Parent or any Subsidiary thereof which default would reasonably be expected to have a Material Adverse Effect.  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened against the Borrower, any other Loan Party or any of its or their respective Subsidiaries or against any of its or their respective business, operations, properties, prospects or condition (financial or otherwise) (a) with respect to this Agreement, the Notes, the other Loan Documents or any of the transactions contemplated hereby, or (b) as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

3.7           Financial Information.  The Borrower has delivered to the Administrative Agent true, correct and complete copies of the Parent’s audited balance sheet as of December 31, 2005 and statements of profit and loss and surplus for the year then ended which have been certified by BDO Seidman, LLP and the Parent’s unaudited internally prepared balance sheet as of June 30, 2006 and statements of profit and loss and surplus for the quarter then ended.  All such financial statements have been prepared in accordance with GAAP, except for the absence of footnotes and subject to year-end adjustments in the unaudited financial statements, and are true and complete and present fairly in accordance with GAAP, the financial condition and results of operations of the Parent and its Subsidiaries as of such dates and for the periods covered thereby, and said balance sheets accurately reflect all liabilities, including contingent liabilities that are required by GAAP to be reflected thereon as of the dates thereof.  Since June 30, 2006, there has been no development or event nor any prospective development or event which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.8           Taxes.  Each of the Parent and its Subsidiaries has filed all federal, state and local tax returns which it is required by law to file, subject to the timely filing of any extension therefor, and has paid all material taxes, assessments and other governmental charges due in respect of such returns, except to the extent that any such taxes, assessments or other governmental charges are being contested in good faith and as to which the Parent or such Subsidiary has set aside on its books adequate reserves.  No federal tax Lien has been filed against the Parent or any of its Subsidiaries.

3.9           Intellectual Property.  Each of the Borrower and the other Loan Parties owns, or is licensed to use, all trademarks, tradenames, copyrights, technology, know-how and processes necessary for the conduct of its business as currently conducted (the “Intellectual Property”) except for those as to which the failure to own or license would not reasonably be expected to have a Material Adverse Effect.  As of the date hereof, no claim has been asserted against the Parent or any Subsidiary and is pending by any Person challenging or questioning the use of any such Intellectual Property, nor to the Borrower’s knowledge, is any such claim threatened and, with respect to any time thereafter, no such claim has been asserted which would reasonably be expected to have a Material Adverse Effect.  To the Borrower’s knowledge, the use of such Intellectual Property by the Borrower and the other Loan Parties does not infringe the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to have such a Material Adverse Effect.

3.10         Intentionally Omitted.

3.11         Material Agreements.  As of the date hereof, Schedule 3.11 attached hereto contains a list of all of the Parent’s and its Subsidiaries’ material leases, contracts, agreements, understandings and commitments of any kind the breach of which would directly or indirectly reasonably be expected to have a Material Adverse Effect and all parties (including the Parent and its Subsidiaries) to all such material leases, contracts, agreements, understandings and commitments have to the Borrower’s knowledge complied with the provisions thereof in all material respects and neither the Parent nor any of its Subsidiaries is in material default under any provision thereof and to the knowledge of the Borrower (i) no other party thereto is in default under any material provision thereof and (ii) no event has occurred which, but for the giving of notice or the passage of time, or both, would constitute a material default thereunder.

3.12         Compliance With Law.  Each of the Parent and its Subsidiaries is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not in the aggregate reasonably be expected to have a Material Adverse Effect.  As of the date hereof, no Loan Party has received any written notice, not heretofore complied with, from any federal, state or local authority or any insurance or inspection body to the effect that any of its properties, facilities, equipment or business procedures or practices fail to materially comply with any applicable law, ordinance, regulation, building or zoning law, or any other requirements of any such authority or body, except where such failure would not reasonably be expected to have a Material Adverse Effect.

3.13         Title to Property.  Each of the Parent and its Subsidiaries has good title to or valid leasehold interests in or license to use or similar interests in all personal properties, assets and other rights which it purports to own or lease or which is reflected as owned or leased on its respective books and records (except where failure to have good title to, or valid leasehold or similar interests in, would not reasonably be expected to have a Material Adverse Effect), free and clear of all Liens except Permitted Liens, and subject to the terms and conditions of the applicable leases.  Except for financing statements evidencing Permitted Liens or protective filings related to operating leases or other assets in the possession of, but not owned by, the Parent or any of its Subsidiaries, no effective financing statement under the Uniform Commercial Code is in effect in any jurisdiction and no other filing which names the Parent or any of its Subsidiaries as debtor or which covers or purports to cover any of the assets of the Parent or any of its Subsidiaries is currently effective and on file in any state or other jurisdiction.  All of the assets and properties of the Parent and its Subsidiaries that are necessary for the operation of their respective businesses are in good working condition and are able to serve the functions for which they are currently being used, except for ordinary wear and tear.

3.14         Security Interests.  At all times after execution and delivery of the Security Documents by the Loan Party or Loan Parties party thereto and completion of the filings and recordings (to the extent not already filed and recorded prior to the Closing Date) in the jurisdictions listed on Schedule 3.14, and delivery to the Administrative Agent of possession or control, as applicable, of all Collateral the perfection of a security interest in which requires possession or control under the Uniform Commercial Code, the security interests created for the benefit of the Administrative Agent and the Lenders pursuant to the Security Documents will constitute valid, perfected security interests in the Collateral subject thereto, subject to no other Liens whatsoever, except Permitted Liens.

3.15         Federal Regulations.  No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U or for any purpose which violates the provisions of Regulation U or any other Regulations of the Board of Governors of the Federal Reserve System.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form U-l referred to in said Regulation U.  No part of the proceeds of the Loans hereunder will be used for any purpose which violates, or which is inconsistent with, the provisions of any of Regulations D, T, U and X.

3.16         ERISA.  Except as specifically disclosed on Schedule 3.16 to this Agreement:  (a) there is no Accumulated Funding Deficiency with respect to any Employee Pension Plan, (b) no Reportable Event (excluding those for which notice has been waived by the

PBGC) has occurred with respect to any Employee Pension Plan, (c) neither the Parent nor any Commonly Controlled Entity has incurred Withdrawal Liability with respect to any Multiemployer Plan, and (d) no Multiemployer Plan is in Reorganization.  No liability (whether or not such liability is being litigated) in excess of $250,000 has been asserted against the Parent or any Commonly Controlled Entity in connection with any Employee Pension Plan or any Multiemployer Plan by the PBGC, by a trustee appointed pursuant to Section 4042(b) or (c) of ERISA, or by a sponsor or an agent of a sponsor of a Multiemployer Plan, and no Lien has been attached and no Person has, to the Borrower’s knowledge, threatened to attach a Lien on any of the Parent’s or any Commonly Controlled Entity’s property as a result of failure to comply with ERISA or as a result of the termination of any Employee Pension Plan.  Each Employee Pension Plan, as most recently amended, including amendments to any trust agreement, group annuity or insurance contract, or other governing instrument, is the subject of a favorable determination by the Internal Revenue Service with respect to its qualification under Section 401(a) of the Code, and to the knowledge of the Borrower, no amendment adopted after such determination negatively affects the qualification of such Plan.  Neither the Parent nor any Commonly Controlled Entity has an unfulfilled obligation to contribute to any Multiemployer Plan.

3.17         Fictitious Names.  Neither the Parent nor its Subsidiaries operate or do business under any assumed, trade or fictitious names, other than as listed on Schedule 3.17, or if after the date hereof, disclosed to the Administrative Agent in writing.

3.18         No Event of Default.  No Default or Event of Default has occurred and is continuing.

3.19         Solvency.  Each of the Parent and its Subsidiaries is, and after receipt and application of any Loans hereunder, including the initial Loans will be, Solvent.

3.20         Investment Company Act.  Neither the Parent, the Borrower nor any Subsidiary thereof is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

3.21         Environmental Matters.  Except to the extent that all of the following would not reasonably be expected to have a Material Adverse Effect:

(a)           The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Materials of Environmental Concern in amounts or concentrations that constitute or constituted a violation of, or reasonably would reasonably be expected to give rise to liability under Environmental Laws.

(b)           The Properties and all operations and facilities at the Properties are in compliance, and have in the last five years been in compliance with all Environmental Laws, and there is no contamination at, under or about the Properties or violation of any Environmental Law with respect to the Properties or the business operated by the Parent and its Subsidiaries which would reasonably be expected to interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.  Neither the Parent nor any Subsidiary has assumed any liability of any Person under Environmental Laws.

(c)           Neither the Parent nor any Subsidiary has received nor is it aware of any claim, notice of violation, alleged violation, non-compliance, investigation or advisory action or potential liability regarding environmental matters or compliance of Environmental Law with regard to the Properties which has not been satisfactorily resolved by the Parent or its Subsidiary and neither the Parent nor any Subsidiary is aware and has no reason to believe that any such action is being contemplated, considered or threatened.

(d)           Materials of Environmental Concern have not been generated, treated, stored, transported, disposed of, at, on, from or under any of the Properties by the Parent or any of its Subsidiaries, nor have any Materials of Environmental Concern been transferred by the Parent or any of its Subsidiaries from the Properties to any other location except in either case in the ordinary course of business of the Parent and its Subsidiaries in compliance with all Environmental Laws and such that it would not reasonably be expected to give rise to liability under any applicable Environmental Law.

(e)           There are no governmental, administrative actions or judicial proceedings pending or, to the best knowledge of the Borrower, contemplated or threatened under any Environmental Laws to which the Parent or any of its Subsidiaries is or will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

3.22         Labor Matters.  Except as set forth on Schedule 3.22, as of the Closing Date, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Parent or its Subsidiaries, and neither the Parent nor its Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years and to the knowledge of the Borrower, there are none now threatened.

3.23         Anti-Terrorism Laws.  (a)  Neither the Parent, its Subsidiaries nor, to the Borrower’s knowledge, their Affiliates are in violation of any Anti-Terrorism Law nor does the Parent or its Subsidiaries engage in or conspire to engage in any transaction  that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)           Executive Order No. 13224.  Neither the Parent, its Subsidiaries nor, to the Borrower’s knowledge, any of their Affiliates or agents acting or benefiting in any capacity in connection with the extensions of credit or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)            a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(ii)           a Person owned or controlled  by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224;

(iii)          a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)          a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224;

(v)           a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or

(vi)          a person or entity who is affiliated or affiliated with a person or entity listed above.

The Parent does not nor, to the Borrower’s knowledge, does any of the Parent’s Subsidiaries, Affiliates or agents acting in any capacity in connection with the extensions of credit hereunder or other transactions hereunder (x) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked  pursuant to the Executive Order No. 13224.

3.24         BrassRing Acquisition.

(a)           Complete and correct copies of the principal BrassRing Acquisition Documents have been provided to the Administrative Agent.

(b)           Each of the Loan Parties party to a BrassRing Acquisition Document (A) has the power and authority under the laws of its jurisdiction of organization and under its other organization documents to enter into and perform the BrassRing Acquisition Documents to which it is a party and (B) has taken all actions (corporate or otherwise) necessary for the execution and performance by it of the BrassRing Acquisition Documents to which it is a party.  The BrassRing Acquisition Documents constitute the valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Parties in accordance with their respective terms, except that the enforceability of the obligations of the parties under the BrassRing Acquisition Documents is subject to the provisions of bankruptcy, insolvency, reorganization, moratorium or other similar laws and is subject to general equity principles which may limit the specific enforcement of certain remedies.

(c)           The making and performance of the BrassRing Acquisition Documents does not in any material respects violate any provision of any law or regulation, federal, state or local, and does not violate any provisions of the organizational documents of any Loan Party, or constitute a default under any material agreement by which any Loan Party or its property may be bound.  No contracts that are material, in the aggregate which were acquired in the BrassRing Acquisition may be terminated by the counterparty(ies) thereto as a result of the BrassRing Acquisition and the change of ownership occasioned thereby.

3.25         No Burdensome Agreements.  Neither the Parent, the Borrower nor any Subsidiary thereof is a party to or bound by any agreement or instrument or subject to any corporate or other restriction the performance or observance of which now has or, as far as the Borrower can reasonably foresee, would reasonably be expected to have, a Material Adverse Effect.

3.26         No Misrepresentations or Material Nondisclosures.  Neither this Agreement nor any other document, certificate or statement furnished to the Administrative Agent or the Lenders in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading.  As of the Closing Date, there is no fact known to the Borrower which now or in the future (so far as the Borrower can reasonably foresee) would reasonably be expected to have a Material Adverse Effect which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Lenders in connection with the transactions contemplated hereby.

All of the foregoing representations and warranties shall survive the execution and delivery of the Notes and the making by the Lenders of the Loans and issuance of Letters of Credit hereunder and shall continue in full force and effect so long as any indebtedness or obligation of the Borrower to the Lenders and/or the Administrative Agent hereunder or under the other Loan Documents is outstanding or unperformed or this Agreement remains in effect.

SECTION 4.  CONDITIONS PRECEDENT

4.1           Conditions to Closing.  The agreement of each Lender to enter into this Agreement and to make the initial Loans requested to be made and the Issuing Bank and each Revolving Credit Lender to issue and/or participate in Letters of Credit requested to be issued on the Closing Date is subject to the satisfaction on and as of the Closing Date of the following conditions precedent:

(a)           Credit Agreement and Notes.  The Administrative Agent shall have received (i) this Agreement, (A) executed and delivered by a duly authorized officer of the Borrower, with a counterpart for each Lender, and (B) executed and delivered by a duly authorized officer of the Administrative Agent and each Lender, (ii) for the account of each (as applicable) Lender, a Revolving Credit Note and/or Term Note, with each such Note conforming to the requirements hereof and executed by a duly authorized officer of the Borrower.

(b)           Other Loan Documents.  The Administrative Agent shall have received each of the Security Documents and other Loan Documents duly executed and delivered by each party thereto (including any stock certificates and undated stock powers other than for any Foreign Subsidiary of a Target, which shall be delivered as soon as practicable but in any event within thirty (30) days after the Closing Date or such later date as the Administrative Agent shall agree to in writing).  Any document (including without limitation UCC financing statements) required to be filed, registered or recorded in order to create, in favor of the Administrative Agent for the benefit of the Lenders, a perfected, first priority Lien (subject only to Permitted Liens), shall have been filed, registered or recorded and/or properly prepared for filing, registration or recording in each office in each jurisdiction in which such filings, registration and recordation are required to perfect such first priority security interests created by the Security Documents, and the Administrative Agent shall be satisfied that all such recordings and filings have been or will be completed promptly following the Closing Date and that all necessary filing, recording and other fees and all taxes and expenses related to such filings, registrations and recordings have been or will be paid in full by the Borrower.

(c)           Loan Party Certificates.  The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower and the other Loan Parties certifying the resolutions of the board of directors of such Person and true and correct copies of the certificate or articles of incorporation, bylaws or other applicable governing documents of such Person and the signatures and incumbency of the officers of such Person authorized to sign the Loan Documents to which it is a party, and such certificates and attachments thereto shall be in form and substance satisfactory to the Administrative Agent.

(d)           Existing Credit Arrangements.  The Existing Credit Agreement and any existing credit facilities relating to the BrassRing Acquisition shall have been terminated, all Indebtedness thereunder shall have been paid in full and the Liens securing any such Indebtedness shall have been released and payoff letters shall have been delivered to the Administrative Agent and be in a form acceptable to the Administrative Agent.

(e)           Fees.  Each of the Administrative Agent and the Lead Arranger shall have received all fees to be received by it individually or on behalf of the Lenders on the Closing Date pursuant to the Fee Letter.

(f)            Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Pepper Hamilton, LLP, counsel to the Borrower and the other Loan Parties.  Such opinion shall be addressed to the Lenders and the Administrative Agent and cover such matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(g)           UCC Filing and Other Searches.  The Administrative Agent shall have received the results of (i) Uniform Commercial Code searches made with respect to each of the Parent, the Borrower, the other Loan Parties, together with copies of financing statements disclosed by such searches and (ii) such tax and judgment lien searches as the Administrative Agent shall reasonably request, and each of the foregoing searches shall disclose no Liens, except for Permitted Liens or, if unpermitted Liens are disclosed, the Administrative Agent shall have received satisfactory evidence of the release of such Liens.

(h)           Insurance.  The Administrative Agent shall have received certificates of insurance with respect to the Parent’s, the Borrower’s and the other Loan Parties’ fire, casualty, liability and other insurance covering its respective property and business, including lender loss payee endorsements in favor of the Administrative Agent on Acord Form 27.

(i)            Good Standing.  The Administrative Agent shall have received certificates of good standing, subsistence and/or status dated a recent date from the Secretary of State or appropriate authorities in the state of formation of each of the Borrower and the other Loan Parties.

(j)            No Material Adverse Effect; Closing Certificate.  No Material Adverse Effect shall have occurred since June 30, 2006.  The Administrative Agent shall have received a certificate from the Borrower and the other Loan Parties, dated as of the Closing Date, and executed by a Responsible Officer of such party stating that, as of the Closing Date (i) all of the representations and warranties made by such party herein and in the other Loan Documents are true and correct in all material respects (except that representations and warranties that expressly relate to an earlier date are true and correct in all material respects as of such date), (ii) no Default or Event of Default exists and (iii) no Material Adverse Effect has occurred since June 30, 2006.

(k)           Governmental Approvals.  The Administrative Agent shall have received evidence that any necessary authorizations from any Governmental Authority for the consummation of the transactions contemplated hereby have been obtained.

(l)            Due Diligence.  The Administrative Agent and the Lenders shall have completed their due diligence review, including, without limitation, a review of true and correct copies of the BrassRing Acquisition Documents and any third party due diligence reports prepared in connection therewith, the results of which shall be satisfactory to the Lenders.

(m)          BrassRing Acquisition Certification.  The Administrative Agent shall have received a certificate from the Borrower certifying that (i) the BrassRing Acquisition will be consummated simultaneously herewith on terms and conditions consistent with the terms of the BrassRing Acquisition Documents, (ii) the purchase price paid in connection with the BrassRing Acquisition does not exceed $120,000,000 (excluding reasonable transaction expenses) and (iii) such aggregate purchase price was partially funded with cash from the Parent and its Subsidiaries and cash on hand of the Targets in an aggregate amount of at least $50,000,000.

(n)           Closing Financial Condition Certificate.  The Borrower shall have delivered to the Administrative Agent a certificate dated as of the Closing Date and executed by a Responsible Officer of the Borrower, with calculations attached thereto, evidencing (i) a minimum Liquidity Level after giving effect to the Loans made by the Lenders on the Closing Date, the issuance of any Letters of Credit by the Issuing Bank on such date and the BrassRing Acquisition of at least $10,000,000, (ii) the Parent’s pro forma Modified EBITDA for the four (4) consecutive fiscal quarters ending September 30, 2006 of at least $21,000,000 after giving effect to the BrassRing Acquisition and (iii) the Total Net Leverage Ratio as of September 30, 2006 on a pro forma basis after giving effect to the BrassRing Acquisition.

(o)           Financial Statements and Projections.  The Borrower shall have delivered to the Administrative Agent and the Lenders (i) consolidated pro forma financial statements for the Parent and its Subsidiaries (after giving effect to the BrassRing Acquisition) for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006, (ii) consolidated financial projections on a quarterly basis for the 2006 and 2007 fiscal years and on an annual basis for each fiscal year ending thereafter through and including the 2009 fiscal year and (iii) a report, prepared by a third party acceptable to the Administrative Agent, confirming that the Targets’ modified EBITDA for the four consecutive fiscal quarters ended June 30, 2006 is at least $5,000,000, (inclusive of agreed-upon add-backs as set forth on Schedule II hereto) in each case in form and substance satisfactory to the Lenders.

(p)           BrassRing Acquisition.  The Administrative Agent shall have received and reviewed to its satisfaction BrassRing Acquisition Documents and all of the documents, agreements or instruments evidencing any seller notes or earn-outs.

(q)           Principal Deposit Accounts.  The Borrower and the other Loan Parties (other than the Targets and their Subsidiaries) shall have established their principal deposit accounts at PNC.

(r)            Additional Matters.  All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request.

4.2           Conditions to Each Loan or Letter of Credit.  The agreement of each Lender to make any Loan requested to be made by it and of the Issuing Bank and each Revolving Credit Lender to issue and/or participate in Letters of Credit requested to be issued on any date (including the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a)           Representations and Warranties.  Each of the representations and warranties made by the Borrower or any other Loan Party herein or under the other Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date (except to the extent that such representations and warranties relate expressly to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(b)           No Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the making of such Loan or issuing such Letter of Credit.

(c)           No Material Adverse Effect.  At the time of making such Loan or issuing such Letter of Credit, no Material Adverse Effect shall have occurred and be continuing.

Each request by the Borrower for a Loan or Letter of Credit hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this Section 4.2 have been satisfied.

4.3           Closing.  The closing (the “Closing”) of the transactions contemplated hereby shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, Philadelphia, PA 19103, commencing at 10:00 A.M., Philadelphia time, on November 13, 2006, or such other place or date as to which the Administrative Agent, the Lenders and the Borrower shall agree.  The date on which the Closing shall be completed is referred to herein as the “Closing Date”.

SECTION 5.  AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and (except in the case of delivery of financial information, reports and notices, Section 5.17 and Section 5.18) shall cause the Parent and each of its other Subsidiaries to:

5.1           Furnishing Financial Statements.  Furnish or cause to be furnished to the Administrative Agent:

(a)           as soon as available, but in any event not later than 90 days (or such earlier date mandated by the SEC) after the close of each fiscal year of the Parent, a copy of the annual audit report for such year for the Parent and its consolidated Subsidiaries, including therein a consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal year, and related consolidated statements of income and retained earnings and changes in cash flows of the Parent and its consolidated Subsidiaries for such fiscal year, all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with the prior year with such changes thereon as shall be approved by the Parent’s independent certified public accountants, such financial statements to be certified by a BDO Seidman, LLP or other nationally recognized independent certified public accountants selected by the Parent and reasonably acceptable to the Administrative Agent, without a “going concern” or like qualification or exception or qualification arising out of the scope of the audit;

(b)           as soon as available, but in any event not later than 45 days after the end of each fiscal quarter of the Parent (other than the last fiscal quarter), unaudited consolidated financial statements of the Parent and its consolidated Subsidiaries, including therein (i) a consolidated balance sheet of the Parent and its consolidated Subsidiaries as at the end of such fiscal quarter, (ii) the related consolidated statements of income and retained earnings of the Parent and its consolidated Subsidiaries, and (iii) the related consolidated statement of changes in cash flows of the Parent and its consolidated Subsidiaries all for the period from the beginning of such fiscal quarter to the end of such fiscal quarter and the portion of the fiscal year through the end of such quarter setting forth in each case in comparative form the corresponding figures for the like period of the preceding fiscal year; all in reasonable detail, prepared in accordance with GAAP applied on a basis consistently maintained throughout the period involved and with prior periods (except for the absence of footnotes and subject to year-end adjustments) and accompanied by a certificate of a Responsible Officer of the Parent stating that the financial statements fairly present the financial condition of the Parent and its consolidated Subsidiaries as of the date and for the periods covered thereby;

The financial statements required to be delivered pursuant to clauses (a) and (b) of this Section 5.1 shall be deemed to have been delivered on the date on which such report is posted on the website of the Securities and Exchange Commission at www.sec.gov and Borrower notifies Administrative Agent in writing thereof.

(c)           concurrently with the delivery of:

(i)            the financial statements referred to in subsection 5.1(a), a certificate of the Parent’s independent certified public accountants reporting on such financial statements stating that in making the examination necessary for certifying such financial statements no knowledge was obtained of any Event of Default under Section 6.1 hereof, except as specifically indicated;

(ii)           the annual and quarterly financial statements referred to in subsections 5.1(a) and 5.1(b), respectively, a certificate of a Responsible Officer of the Borrower (each a “Compliance Certificate”) showing in detail the calculations demonstrating compliance with the financial covenants set forth in Section 6.1 and the Applicable Margin and Applicable Commitment Fee Percentage, together with a certificate of a Responsible Officer of the Borrower stating that, to his or her knowledge, the Borrower during such period has kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement and in the Notes and the other Loan Documents to which it is a party and that such officer has obtained no knowledge of any Default or Event of Default except as specifically indicated; if the Compliance Certificate shall indicate that such officer has obtained knowledge of a Default or Event of Default, such Compliance Certificate shall state what efforts the Borrower is making to cure such Default or Event of Default; and

(iii)          the financial statements referred to in subsections 5.1(a) and 5.1(b), sufficient financial information to permit the Lenders to calculate Modified EBITDA, including with respect to any Person who has (or whose assets have) been acquired in a Permitted Acquisition and who is (or whose assets have been) owned for less than four (4) full fiscal quarters, calculations on a quarterly basis of the EBITDA attributable to such Person (or such assets) for the applicable period prior to such acquisition.

(d)           any reports, including management letters, promptly after their submittal to the Parent by its independent accountants in connection with any annual, interim or special audit;

(e)           promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request;

(f)            promptly after the same are available, quarterly account statements with respect to each Unrestricted Investment Account demonstrating the amount of cash and/or Cash Equivalents maintained in such Unrestricted Investment Accounts by the Parent and/or its Subsidiaries during such quarter, together with documentation in sufficient detail, including summary sheets, to permit the Administrative Agent to confirm any deduction by any Loan Party from Total Net Debt on account of cash and Cash Equivalents maintained in Unrestricted Investment Accounts;

(g)           promptly following the execution thereof, a copy of any letter of intent executed by the Borrower or any other Loan Party in respect of a proposed acquisition for which the proposed Consideration is $10,000,000 or more;

(h)           any reports, notices or proxy statements generally distributed by the Parent to its stockholders on a date no later than the date supplied to such stockholders;

(i)            simultaneously with the delivery of the financial statements required under subsection 5.1(a), but in any event on or before ninety (90) days after the end of each fiscal year, (i) a budget for the current fiscal year (and, if available, for the next fiscal year) approved by the board of directors of the Parent (each a “Budget”), and copies of any updates to such Budget prepared by or for any Loan Party and (ii) projections through the later of the Revolving Credit Termination Date and the Term Loan Maturity Date; and promptly upon request, such additional or updated Budgets, projections, reports (including inventory reports) and other information regarding the operations, business affairs and financial condition of the Borrower and the other Loan Parties as the Required Lenders may, from time to time, reasonably request;

(j)            As soon as possible, but in any event not later than thirty (30) days after the Closing Date, a report by Parente Randolph confirming the achievement of personnel related cost savings of at least $6,600,000 in connection with the BrassRing Acquisition; and

(k)           promptly after the same become publicly available, copies of all periodic, other reports, proxy statements or other materials filed by the Parent or any Subsidiary thereof with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed to its equityholders, as the case may be.

All balance sheets, statements and other information furnished pursuant hereto shall be prepared in accordance with GAAP, except for the absence of footnotes and subject to year-end adjustments in the case of the unaudited financial statements, and shall fairly set forth the consolidated financial condition of the Parent and its Subsidiaries and the results of their operations.  The Lenders shall have the right, from time to time, to discuss the Loan Parties’ affairs directly with the Parent’s independent certified public accountants after notice to the Borrower and the opportunity for the Borrower to be present at any such discussions.  The Administrative Agent and each Lender is authorized to show or deliver a copy of any financial statement or any other information relating to the business, operations or financial condition of the Parent and its Subsidiaries which may be furnished to any Lender or come to its attention pursuant to this Agreement or otherwise, to any regulatory body or agency having jurisdiction over such Lender and to any bank or other financial institution which is a present or potential participant with such Lender in the Loans and other extensions of credit hereunder, provided such bank or financial institution agrees to keep such information confidential on the terms hereof.

5.2           Books and Records.  Maintain proper and complete books and records of account in which shall be set forth accurately and in accordance with GAAP, all of its dealings and transactions.

5.3           Taxes.  Pay when due all taxes, assessments, charges and levies imposed upon it or any of its properties or which it is required to withhold and pay over, and provide evidence of such payment to the Administrative Agent if requested, except where such taxes, assessments or charges shall be contested in good faith by appropriate proceedings and where adequate reserves therefor have been set aside on its books, provided that the Parent and its Subsidiaries shall pay or cause to be paid all such taxes, assessments, charges, and levies forthwith whenever foreclosure on any Lien that attaches (or security therefor) appears imminent.

5.4           Corporate Existence and Rights; Compliance with Laws.  Preserve and keep in full force and effect its corporate existence, rights, permits, patents, franchises, licenses, trademarks and trade names and other Intellectual Property and comply with any and all laws, regulations, rules or requirements of any federal agency or department and of any state, local or municipal government, agency or department which may at any time be applicable to it, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.5           Maintenance of Properties.  Maintain all of its tangible property (except for obsolete property not yet disposed of) in good repair, working order and condition and, from time to time, make all appropriate and proper repairs, renewals, replacements, additions and improvements thereto, except to the extent failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.6           Performance and Compliance with Material Agreements.  Perform and comply with each of the provisions of all Loan Documents and, except to the extent failure to do so would not otherwise cause an Event of Default or would not reasonably be expected to have a Material Adverse Effect, all other material agreements.

5.7           Insurance.  Carry at all times, in coverage, form and amount reasonably satisfactory to the Administrative Agent (and, in any event in such amounts and covering such risks as is consistent with sound business practice and other similarly situated companies), hazard insurance and business interruption coverage (with fire, extended coverage, vandalism, malicious mischief coverage and business interruption coverage and coverage against such other hazards as are customarily insured against by companies in the same or similar business), comprehensive general liability insurance, worker’s compensation insurance, comprehensive automobile liability insurance and such other insurance as may be required by the Loan Documents and as the Administrative Agent may from time to time reasonably require, and pay all premiums on the policies for such insurance when and as they become due and do all other things necessary to maintain such policies in full force and effect.  The Borrower shall from time to time upon request by the Administrative Agent or the Required Lenders, promptly furnish or cause to be furnished to the Administrative Agent or the Lenders evidence in form and substance satisfactory to the Administrative Agent or the Required Lenders, of the maintenance of all insurance required to be maintained by this Section 5.7 including, but not limited to, such originals or copies as the Administrative Agent or the Required Lenders may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.  The Borrower shall cause all hazard insurance policies and any policies insuring the inventory and equipment covered by the Security Agreement to provide, and the insurers issuing such policies to certify to the Lenders, that (a) the interest of the Administrative Agent shall be insured regardless of any breach or violation by the Parent or any Subsidiary thereof or the holder or owner of the policies of any warranties, declarations and conditions contained in such policies; (b) if such insurance be proposed to be canceled or materially changed for any reason whatsoever, such insurer will promptly notify the Administrative Agent and such cancellation or change shall not be effective as to the Administrative Agent for thirty (30) days after receipt by the Administrative Agent of such notice, unless the effect of such change is to extend or increase coverage under the policy; (c) the Administrative Agent and the Lenders will have the right at their election to remedy any default in the payment of premiums within thirty (30) days of notice from the insurer of such default; and (d) loss payments in each instance will be payable to the Administrative Agent as secured party, or otherwise as its or the Lenders’ interests may appear.  The Administrative Agent, its officers, employees and authorized agents, are hereby irrevocably appointed attorneys-in-fact of the Borrower to endorse any draft or check which may be payable to the Administrative Agent, in order to collect the proceeds of such insurance covering the collateral and distribute the same as the Required Lenders may determine; provided that, if at the time of receipt of any such proceeds no Event of Default has occurred and is continuing, such proceeds shall be released to the Borrower to pay the costs of repairing, restoring or replacing the assets lost, damaged or destroyed.

5.8           Inspection; Collateral Audit.  Permit any representative of the Administrative Agent and the Lenders to visit and inspect any of its properties, to examine its books of account and other records and files, to make copies thereof, and to discuss their affairs, business, finances and accounts with its officers and employees, all at such reasonable times and as often as the Administrative Agent or any Lender may reasonably request, provided that such inspections shall not unreasonably interfere with the conduct of the Loan Parties’ business.  All reasonable costs incurred by the Administrative Agent and the Lenders in connection with up to two (2) such inspections conducted in any calendar year shall be paid by the Borrower; provided, however, the Borrower also shall pay all such costs in connection with any such inspections during the existence of a Default or Event of Default.  The inspections are solely for the protection of the Administrative Agent and the Lenders and no action or inaction of the Administrative Agent or the Lenders shall constitute any representation that the Borrower is in compliance with the terms of this Agreement or that the Administrative Agent or the Lenders approve of the Loan Parties’ affairs, business, finances or accounts.

5.9           Leases and Mortgages.  Pay all rent or other sums required by any lease or mortgage to which it is a party as the same becomes due and payable, duly perform and comply with all of its other obligations as tenant or mortgagor thereunder, except to the extent that any such obligation is the subject of a good faith dispute and adequate reserves have been set aside therefor, and keep all such leases in full force and effect, except to the extent the absence or loss of such lease would not reasonably be expected to have a Material Adverse Effect.

5.10         Pay Indebtedness and Perform Other Covenants.  Make full and timely payment of the principal of, and interest on, the Notes, the Reimbursement Obligations, the Commitment Fees and (except to the extent non-payment of such Indebtedness would not violate Section 7.1(f)) all other Indebtedness of the Loan Parties, whether now existing or hereafter arising, and duly comply with all covenants and agreements set forth in or required pursuant to any other agreement or document previously, concurrently or hereafter executed or delivered by the Loan Parties in connection with this Agreement, except that the Loan Parties may contest in good faith after making appropriate reserves therefor amounts owing in respect of Indebtedness other than Indebtedness arising under the Loan Documents.

5.11         Notices.  Promptly give notice to the Administrative Agent on behalf of the Lenders of:

(a)           as soon as the Borrower has knowledge, the occurrence of any Default or Event of Default;

(b)           any (i) default or event of default under any material Contractual Obligation of the Parent or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would reasonably be expected to have a Material Adverse Effect or result in a liability in excess of $500,000;

(c)           any litigation or proceeding which could give rise to a liability of the Parent or any of its Subsidiaries of $500,000 or more and not covered by insurance as reasonably determined by the Borrower’s corporate counsel or in which injunctive or similar relief is sought;

(d)           the occurrence or existence of a material default by any party, including the Parent or any of its Subsidiaries, to any material contract to which the Parent or a Subsidiary is a party, or the actual or threatened termination, revocation or non-renewal of any such material contract;

(e)           entry of any order, judgment, decree or decision issued by any court, arbitrator or Governmental Authority in any proceeding to which the Parent or any of its Subsidiaries is a party and which would individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(f)            any material default, event of default or breach by any Person under any BrassRing Acquisition Document; and

(g)           any other event which, to the Borrower’s knowledge, has had or would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this subsection shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.  Upon the request of the Administrative Agent, the Borrower shall send (or cause to be sent) to the Administrative Agent and/or the Lenders copies of all Federal, state, local and foreign tax returns and reports filed by the Parent or any of its Subsidiaries in respect of taxes measured by income.

5.12         Deposit Accounts.  Except with respect to the Targets and their Subsidiaries, maintain its principal domestic deposit accounts with PNC.  Within sixty (60) days of the Closing Date, open and thereafter maintain the principal domestic deposit accounts of the Targets and their Subsidiaries at PNC.

5.13         ERISA.  Furnish to the Administrative Agent (a) promptly and in any event within 30 days after it has knowledge that it or any Affiliate has incurred Withdrawal

Liability, or that any Multiemployer Plan is in Reorganization or that any Reportable Event or Foreign Benefit Event has occurred with respect to any Employee Pension Plan or that PBGC has instituted or will institute proceedings under Title IV of ERISA to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, a statement setting forth the amount of such Withdrawal Liability, the details of the Reorganization, Reportable Event, Foreign Benefit Event or termination or appointment proceedings and the action which it (or the Multiemployer Plan sponsor or Employee Pension Plan sponsor if other than the Parent) proposes to take with respect thereto, together with a copy of any notice of Withdrawal Liability or Reorganization given to the Parent or any Affiliate and a copy of the notice of such Reportable Event given to PBGC or a copy of the notice of such Foreign Benefit Event, in each case, if a copy of such notice is reasonably available to the Borrower or any of its Affiliates, and (b) promptly after receipt thereof, a copy of any notice (i) the Parent or any of its Affiliates or the sponsor of any Employee Pension Plan receives from PBGC or the Internal Revenue Service which sets forth or proposes any negative action or determination with respect to such Employee Pension Plan and (ii) the Parent, the Borrower, any of their Subsidiaries or the sponsor of any Foreign Benefit Plan receives from any Governmental Authority regulating such Foreign Benefit Plan which sets forth or proposes any action or determination with respect to such Foreign Benefit Plan.  The Borrower will promptly notify the Administrative Agent of any excise taxes which have been assessed against the Parent or any of its Subsidiaries or any of its Affiliates by (x) the Internal Revenue Service with respect to any Employee Pension Plan or Multiemployer Plan or (y) the applicable Government Authority regulating any Foreign Benefit Plan.  Within the time required for notice to the PBGC under Section 302(f)(4)(A) of ERISA, the Borrower will notify the Administrative Agent of any Lien of which the Borrower has knowledge arising under Section 302(f) of ERISA in favor of any Employee Pension Plan.  The Borrower will promptly notify the Administrative Agent of the following events, and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) a failure to make any required contribution to a Plan or Foreign Benefit Plan, any Lien in favor of PBGC, Plan or Foreign Benefit Plan, or any withdrawal from, or the termination, Reorganization or Insolvency of any Multiemployer Plan or (ii) assessment of liability under the Coal Industry Retiree Health Benefit Act of 1992.

5.14         Environmental Laws.

(a)           Comply with, and require compliance by all tenants and all subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and require that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to so comply or obtain or maintain such documents would not reasonably be expected to have a Material Adverse Effect;

(b)           Comply with all lawful and binding orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent the failure to so comply would not reasonably be expected to have a Material Adverse Effect; and

(c)           Defend, indemnify and hold harmless each of the Agents and the Lenders, and their respective Affiliates, employees, agents, advisors, officers, directors, successors and assigns (each, an “Indemnitee”) from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to any violation of or noncompliance with or liability under any Environmental Laws, or any orders, requirements or demands of Governmental Authorities related thereto which in each case relate to or arise in connection with the Parent, the Borrower, any Subsidiaries thereof, any Property or any activities relating to any property or business of the Parent, the Borrower or any Subsidiaries thereof or the enforcement of any rights provided herein or in the other Loan Documents, including, without limitation, attorneys’ and consultants’ fees, response costs, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of such Indemnitee.  This indemnity shall continue in full force and effect regardless of the termination of this Agreement and the payment of the Notes and other Obligations.

5.15         Notice and Joinder of New Subsidiaries.  Notify the Administrative Agent as soon as practicable after acquiring or creating a new Subsidiary, and cause

(a)           (i) any new Domestic Subsidiary to execute and deliver to the Administrative Agent (A) a Guaranty (or Joinder, as determined by the Administrative Agent) in form and substance acceptable to the Administrative Agent pursuant to which it shall guaranty all of the Obligations and (B) a Security Agreement (or Joinder, as determined by the Administrative Agent) in form and substance satisfactory to the Administrative Agent pursuant to which such Domestic Subsidiary shall grant a security interest to the Administrative Agent in its assets as additional Collateral for the Obligations and (ii) the owner of such Domestic Subsidiary to execute and deliver a Pledge Agreement (or Joinder as determined by the Administrative Agent) in form and substance acceptable to the Administrative Agent pursuant to which all of the Capital Stock in such Domestic Subsidiary shall be pledged to the Administrative Agent, for the benefit of the holders of the Obligations, as Collateral for the Obligations.

(b)           any Domestic Subsidiary that is the owner of any new first-tier Foreign Subsidiary to execute and deliver to the Administrative Agent a Pledge Agreement (or Joinder as determined by the Administrative Agent) in form and substance reasonably acceptable to the Administrative Agent pursuant to which sixty-five percent (65%) of the issued and outstanding Capital Stock of such Foreign Subsidiary (to the extent owned by the Parent or a Domestic Subsidiary) shall be pledged to the Administrative Agent, for the benefit of the holders of the Obligations, as Collateral for the Obligations.

(c)           in connection with any such Guaranties, Security Agreements, Pledge Agreements and/or Joinders, the Parent, the Borrower and/or the applicable Subsidiary or Subsidiaries to execute and deliver or cause to be executed and delivered such additional documentation as the Administrative Agent shall reasonably require, including without limitation, certificates similar to those referred to in subsection 4.1(c), opinions and stock certificates, if any, evidencing such Capital Stock (together with undated stock powers endorsed in blank).

5.16         Anti-Terrorism Laws.  Neither the Parent, the Borrower nor their Affiliates, Subsidiaries and agents shall (a) conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (c) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  The Borrower shall deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its sole discretion, confirming Borrower’s compliance with this Section 5.16.

5.17         Hedge Agreements.  Within one (1) year following the Closing Date, purchase and enter into, and at all times thereafter maintain, one or more Hedge Agreements which shall hedge the interest cost to the Borrower on at least $15,000,000 of the Indebtedness hereunder.  Each such Hedge Agreement (i) shall provide interest rate protection for at least twenty-four (24) months from the date of such Hedge Agreement, (ii) must be reasonably satisfactory to the Administrative Agent in all respects, (iii) shall be entered into with counterparties reasonably satisfactory to the Administrative Agent (it being agreed that any Lender shall be deemed acceptable), and (iv) shall conform to then current International Swaps and Derivatives Association standards.  All obligations of the Borrower to any Lender or Affiliate thereof pursuant to any Hedge Agreement entered into between the Borrower and such Lender or its Affiliate shall be secured by a Lien on the Collateral.  Any Hedge Agreement entered into between the Borrower and any Person other than a Lender or Affiliate thereof shall be unsecured.

5.18         Kenexa Care, Inc.  Unless Kenexa Care, Inc. is dissolved within six months of the Closing Date (or such later date as the Administrative Agent shall agree to in writing), cause Kenexa Care, Inc. to become a Guarantor and otherwise comply with the provisions of Section 5.15 as if Kenexa Care, Inc. was a new Domestic Subsidiary.

SECTION 6.  NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Note or Letter of Credit remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not, and shall not permit the Parent or any of its Subsidiaries to, directly or indirectly:

6.1           Financial Covenants.

(a)           Total Leverage Ratio.  Permit, as of the last day of any fiscal quarter ending during the periods set forth below, the Total Leverage Ratio to exceed that set forth opposite such period:

Period	Ratio

Closing Date - March 30, 2007	3.50 to 1.0
March 31, 2007 - December 30, 2007	3.00 to 1.0
December 31, 2007 and thereafter	2.50 to 1.0

(b)           Fixed Charge Coverage Ratio.  Permit, as of the end of any fiscal quarter, commencing with the fiscal quarter ending September 30, 2007, the Fixed Charge Coverage Ratio to be less than 1.20 to 1.00.

(c)           Minimum EBITDA.  Permit, as of the last day of any fiscal quarter ending during the periods set forth below, EBITDA to be less than that set forth opposite such period:

Period	Ratio

Closing Date - June 29, 2007	$20,000,000
June 30, 2007 - December 30, 2007	$23,000,000
December 31, 2007 and thereafter	$27,500,000

6.2           Limitation on Indebtedness.  At any time incur, create, assume, or suffer to exist any Indebtedness except:

(a)           amounts outstanding under the Loan Documents and Indebtedness relating to Hedge Agreements required pursuant to Section 5.17;

(b)           purchase money Indebtedness on equipment purchased in the ordinary course of business and Capital Lease Obligations not exceeding, together with any purchase money Indebtedness or Capital Lease Obligations listed on Schedule 6.2, an aggregate principal amount at any time outstanding of $4,000,000;

(c)           Indebtedness existing as of the date hereof described on Schedule 6.2 (including, except with respect to seller notes, any extensions or renewals or refinancings thereof provided there is no increase in the amount thereof or other significant change in the terms thereof);

(d)           Indebtedness in an aggregate amount not to exceed $1,000,000 at any one time outstanding of a Person which becomes a Subsidiary after the Closing Date, provided that (i) such Indebtedness existed at the time such Person became a Subsidiary and was not created in anticipation of the acquisition, (ii) immediately after giving effect to the acquisition of such Person by the Borrower or a Subsidiary, no Default or Event of Default shall have occurred and be continuing and (iii) the Borrower has complied with Section 5.15 hereof;

(e)           earn-outs in connection with Permitted Acquisitions consummated after the date hereof (but not seller notes which, for any Permitted Acquisition consummated on or after the Closing Date, shall only be permitted to the extent that they constitute Subordinated Debt);

(f)            unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time outstanding the proceeds of which are to be used for the Borrower’s and its Subsidiaries’ general corporate purposes;

(g)           Subordinated Debt;

(h)           subject to Section 6.6, Indebtedness owed to a Loan Party or any other Subsidiary by another Loan Party or any other Subsidiary;

(i)            other Indebtedness in respect of letters of credit or bank guaranties issued for the account of Foreign Subsidiaries in an aggregate amount available to be drawn not to exceed $500,000 at any time outstanding;

(j)            Guaranty Obligations incurred in the ordinary course of business by the Parent or any of its Subsidiaries of (i) obligations of any Loan Party or (ii) any Indebtedness of the Parent or any of its Subsidiaries permitted under this Section 6.2 (except (x) as regards Indebtedness under clause (c) above, only if and to the extent such Indebtedness was guaranteed on the Closing Date and (y) Subordinated Debt under clause (g) above); and

(k)           Indebtedness relating to Hedge Agreements entered into for non-speculative purposes.

6.3           Limitation on Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, including, without limitation, the stock of any Subsidiary, whether now owned or hereafter acquired, except for (the following, collectively, “Permitted Liens”):

(a)           Liens in favor of the Lenders or the Administrative Agent arising under the Loan Documents;

(b)           The following, (i) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (ii) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not materially impair the ability of the Loan Parties to perform their obligations hereunder or under the other Loan Documents:

(A)          Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty, provided that the Loan Parties maintain such reserves or other appropriate provisions as shall be required by GAAP and pay all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien; and
(B)           Claims or Liens upon, and defects of title to, real or personal property including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits.

(c)           liens for taxes not yet due or which are being contested in compliance with Section 5.3;

(d)           carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(e)           pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security or social welfare legislation;

(f)            liens of landlords or of mortgagees of landlords arising by operation of law and deposits to secure the performance of leases in the ordinary course of business;

(g)           deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business of the Loan Parties;

(h)           easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not interfere with the ordinary conduct of the business of the Loan Parties;

(i)            Liens which were in existence on the date hereof and shown on Schedule 6.3 and extensions or replacements thereof;

(j)            Liens on assets (other than inventory or receivables) of Persons which become Subsidiaries after the date of this Agreement, provided that such Liens existed at the time the respective corporations became a Subsidiary and were not created in anticipation thereof, provided that, (i) any such Lien does not by its terms cover any property or assets after the time such company becomes a Subsidiary which were not covered immediately prior thereto (ii) and the Borrower has complied with Section 5.15 hereof;

(k)           Capital Leases and purchase money security interests as and to the extent permitted under this Agreement; and

(l)            Liens securing reimbursement obligations under any letter of credit permitted by subsection 6.2(i), provided that such Liens attach solely to the assets of the Foreign Subsidiary to which such letter of credit relates;

6.4           Limitations on Fundamental Changes.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all of its property, business or assets except:

(a)           a Subsidiary of the Borrower may merge, consolidate or amalgamate into the Borrower so long as the Borrower is the surviving entity;

(b)           a Subsidiary of the Borrower may merge, consolidate or amalgamate into or with any Subsidiary provided that the surviving entity is or becomes a Loan Party;

(c)           a Non-Loan Party may merge, consolidate or amalgamate with or into any other Non-Loan Party;

(d)           subject to Section 6.16, a Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Loan Party;

(e)           a Non-Loan Party may liquidate, wind up or dissolve itself or suffer any liquidation or dissolution;

(f)            a Non-Loan Party may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Non-Loan Party; and

(g)           a merger permitted under Section 6.6.

provided that, immediately after each such transaction and after giving effect thereto, the Borrower is in compliance with this Agreement and no Default or Event of Default shall be in existence or result from such transaction.

6.5           Limitations on Sale of Assets.  Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, accounts receivables and leasehold interests), whether now owned or hereafter acquired, except:

(a)           obsolete or worn out property disposed of in the ordinary course of business;

(b)           the sale of inventory or other assets in the ordinary course of business;

(c)           as permitted by Section 6.4;

(d)           Permitted Liens;

(e)           the abandonment of any patent, patent application, trademark, trademark application service mark or copyright that the Borrower or any Subsidiary determines, in its commercial reasonable judgment, is no longer necessary or useful in any material respect in its business; and

(f)            transfers of assets by any Loan Party to any Non-Loan Party, provided that such Loan Party receives cash consideration in an amount not less than the fair market value of such transferred assets.

This Section 6.5 shall not prohibit the Borrower or any Subsidiary from purchasing, holding or acquiring any Investment that is a Permitted Investment.

6.6           Limitations on Acquisitions and other Investments.  Purchase, hold or acquire beneficially any stock, other securities or evidences of indebtedness of, or make or permit any Investment (including in any other Person), except for Permitted Investments; provided that, no Permitted Acquisition shall be completed after the Closing Date unless prior to the 15th day before such completion (or, with respect to any Permitted Acquisition the Consideration for which is less than $10,000,000, within 30 days after such completion), the Borrower has provided to the Administrative Agent (a) audited, if available, and, if not, unaudited annual financial statements of the Person being acquired (or whose assets are being acquired) for the two (2) fiscal years (or such lesser period of such Person’s existence), (b) unaudited financial statements for any interim fiscal period(s), prior to the consummation of such proposed acquisition, and (c) such additional independent third party due diligence reports and field audits and/or examinations, as the Required Lenders may request, all in form and substance satisfactory to the Required Lenders; provided that, the Borrower shall use good faith efforts to obtain three (3) years of financial statements of the Person being acquired (or whose assets are being acquired).

6.7           Limitation on Distributions.  At any time make (or incur any liability to make) or pay any Distribution (whether in cash or property or obligations of a Borrower or any Subsidiary thereof) in respect of the Parent or any Subsidiary thereof (other than a Distribution payable to the Borrower or from a Subsidiary of the Borrower to another Subsidiary of the Borrower); except that, so long as no Default or Event of Default shall have occurred and be continuing, Borrower shall be permitted to pay dividends to the Parent, to pay professional fees, franchise and income taxes and other ordinary course of business operating expenses  incurred by the Parent solely in its capacity as parent corporation of Borrower and the Subsidiaries thereof.

6.8           Transactions with Affiliates.  Except as expressly permitted in this Agreement, directly or indirectly enter into any transaction or arrangement whatsoever or make any payment to or otherwise deal with any Affiliate other than a Loan Party, except, as to all of the foregoing pursuant to the reasonable requirements of the Loan Parties’ businesses and upon fair and reasonable terms no less favorable to the Loan Parties than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

6.9           Sale and Leaseback.  Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary.

6.10         Continuation of or Change in Business.  Engage in any business either directly or through any Subsidiary except for businesses in which the Borrower and its Subsidiaries are engaged in on the date of this Agreement and any business activities directly related to such existing businesses.

6.11         Limitation on Negative Pledge.  Enter into any agreement with any Person other than the Administrative Agent and the Lenders which prohibits or limits the ability of the Parent or its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its or their properties, assets or revenues, whether now owned or hereafter acquired; provided, that, the Borrower or any Subsidiary thereof may enter into such agreement in connection with any Lien permitted by subsection 6.2(b) of this Agreement, when such prohibition or limitation is by its terms effective only against the assets subject to such Lien.

6.12         Limitation on Optional Prepayment of Indebtedness.  Make any optional payment or prepayment or redemption, defeasance or purchase of any Subordinated Debt, earn-outs and any other Indebtedness evidenced by any seller notes (other than the seller note payable to Scottworks Solutions, Inc., dated July 29, 2005 in the original principal amount of $300,000); or amend, modify or change, or consent or agree to any amendment, modification or change to, any of the terms of any Subordinated Debt or any seller notes or earn-out arrangements (other than any amendment, modification or change of a nature which (a) would extend the maturity or reduce the amount of any payment of principal thereof, (b) would reduce the rate or extend the date for payment of interest thereon or (c) is not material and, in any event, will not involve accelerating the date or increasing the amount of any payment or prepayment.  Notwithstanding anything in this Section 6.12 to the contrary, the Borrower and its Subsidiaries shall be permitted to set off amounts owed by them under any seller note against indemnification obligations owed to them by the payee of such note in accordance with the terms thereof, and such setoff shall not be deemed an optional payment or prepayment or redemption, defeasance or purchase of any Indebtedness or earn-out payment under this Section 6.12.  Promptly following any such set-off, the Borrower shall provide the Administrative Agent with notice of such set-off setting forth in reasonable detail the amount of such set-off and the resulting principal amount then outstanding under such seller note after giving effect to such set-off.

6.13         Use of Proceeds.  Directly or indirectly apply any part of the proceeds of the Loans to the purchasing or carrying of any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

6.14         Fiscal Year.  Permit any fiscal year of the Parent to end on a day other than December 31.

6.15         Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any (a) consensual encumbrance or restriction or (b) injunction or other order imposing a restriction, on the ability of any Subsidiary of the Borrower to (i) make Distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (ii) make loans or advances to, or other Investments in, the Borrower or any other Subsidiary of the Borrower or (iii) transfer any of its assets to the Borrower or any other Subsidiary of the Borrower, except for any restrictions existing under the Loan Documents.

6.16         Limitation on Activities of the Parent.  Permit the Parent to (a) own any property other than Capital Stock of the Borrower and property ancillary thereto, (b) engage in any business other than business incidental to its ownership of Capital Stock in the Borrower or (c) have any liabilities other than liabilities incurred in the ordinary course of business.

6.17         No Misrepresentations or Material Nondisclosure.  Furnish the Administrative Agent or any Lender any certificate or other document that will contain any untrue statement of a material fact or that will omit to state a material fact necessary in order to make it not misleading in light of the circumstances under which it was furnished.

SECTION 7.  EVENTS OF DEFAULT

7.1           Events of Default.  Each of the following shall constitute an event of default (an “Event of Default”):

(a)           The Borrower fails to pay on or before the date when due, whether on demand or otherwise, any principal of the Notes or any Reimbursement Obligation, or fails to pay within five (5) days after the date when due, any interest thereon or any other Indebtedness (including fees and expenses) to the Administrative Agent or the Lenders under this Agreement or the other Loan Documents.

(b)           The Borrower fails to comply with or perform as and when required or to observe any of the terms, conditions or covenants contained in Sections 5.1, 5.7, 5.11, 5.15, 5.17 or Section 6 of this Agreement.

(c)           The Borrower or any Loan Party fails to comply with or perform as and when required any of the terms, covenants, or conditions of this Agreement or any other Loan Document (other than as provided in subsections (a) and (b) above) to be complied with, performed or observed by the Borrower or such Loan Party and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower.

(d)           Any financial statement or any representation or warranty of the Borrower or any Loan Party made herein or in any other Loan Document or in any report, certificate or other document furnished under or in connection with this Agreement proves to have been false or misleading in any material respect on or as of the date made or deemed made.

(e)           There occurs a default or event of default under (a) any of the other Loan Documents or any other document or instrument delivered to the Administrative Agent by the Borrower or any other Loan Party or (b) any Hedge Agreement entered into with a Lender or Affiliate thereof, and such default or event of default continues unremedied beyond the grace period, if any, provided therein.

(f)            The Parent or any Subsidiary thereof shall (i) default in the payment of any principal of or interest on or any other amount payable on any Indebtedness beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created and the aggregate amount of such Indebtedness in respect of which such default or defaults shall have occurred is at least $500,000; or (ii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness in excess of $500,000 contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, such Indebtedness to become due and payable prior to its stated maturity.

(g)           (i) The Parent, the Borrower or any Subsidiary thereof makes an assignment for the benefit of its creditors or a composition with its creditors, or is unable or admits in writing its inability to pay its debts as they mature, or files a petition in bankruptcy, or commences a federal bankruptcy proceeding in which an order for relief or such other court order or statutory provision which authorizes the case to proceed is entered against it, or is adjudicated insolvent or bankrupt, or petitions or applies to any tribunal for the appointment of any custodian, receiver, liquidator or trustee of or for it or any substantial part of its properties or assets, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or there is commenced against the Parent, the Borrower or any Subsidiary thereof any such proceeding which shall remain undismissed for a period of 60 days, or an order for relief, order, judgment or decree approving the petition in any such proceeding is entered; (ii) or the Parent, the Borrower or any Subsidiary thereof by any act or failure to act indicates its consent to, approval of or acquiescence in any such proceeding or in the appointment of any custodian, receiver, liquidator or trustee of or for it or any substantial part of its properties or assets, or suffers any such appointment to continue undischarged or unstayed for a period of 60 days; (iii) or the Parent, the Borrower or any Subsidiary thereof takes any action for the purpose of effecting any of the foregoing.

(h)           One or more judgments or decrees shall be entered against the Parent, the Borrower or any Subsidiary thereof involving in the aggregate a liability (to the extent not covered by insurance as to which the insurer does not dispute coverage thereof) of $500,000 or more and all such judgments or decrees shall not have been vacated, discharged, settled, satisfied or paid, or stayed or bonded pending appeal, within 30 days from the entry thereof.

(i)            Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against a Loan Party executing the same in accordance with the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged and thereby deprive or deny the Lenders and the Administrative Agent of the intended benefits thereof or they shall thereby cease substantially to have the rights, titles, interests, remedies, powers or privileges intended to be created thereby.

(j)            Any attachment or execution process is issued against 10% or more of the assets of the Parent, the Borrower or any Subsidiary thereof; or any material uninsured damage to, or loss, theft or destruction of, any of the collateral subject to the Security Documents occurs which would reasonably be expected to result in a Material Adverse Effect.

(k)           The suspension by the Parent, the Borrower or any other Loan Party of all or any significant part of its business operations or the loss, suspension, revocation or failure of the Parent, the Borrower or any other Loan Party to renew any license or permit now held or hereafter acquired by the Parent, the Borrower or any other Loan Party, which loss, suspension, revocation or failure to file would reasonably be expected to have a Material Adverse Effect.

(l)            (A) (i) Any Employee Pension Plan is terminated within the meaning of Title IV of ERISA, or (ii) a trustee is appointed by the appropriate United States District Court to administer any Employee Pension Plan, or (iii) PBGC institutes proceedings to terminate any Employee Pension Plan or to appoint a trustee to administer any Employee Pension Plan, or (iv) any Reportable Event occurs which the Required Lenders determine in good faith indicates a substantial likelihood that an event described in (i), (ii) or (iii) above will occur, or (v) the Parent, the Borrower or any of their Affiliates incurs any Withdrawal Liability with respect to any Multiemployer Plan, or (vi) any Multiemployer Plan enters Reorganization, and (B) with respect to events described in (i)-(iv) above, only if, (1) the benefit liabilities (within the meaning of Section 4001(a)(16) of ERISA) exceed the market value of the assets in the fund under the Employee Pension Plan by 5% or more of the Parent’s, Borrower’s or respective Affiliate’s tangible net worth or (2) there occurs an Accumulated Funding Deficiency in excess of $250,000 with respect to any Employee Pension Plan or (3) there occurs any Accumulated Funding Deficiency with respect to any Employee Pension Plan and the Parent, the Borrower or any of their Affiliates fails to correct such Accumulated Funding Deficiency prior to the end of the correction period within the meaning of Section 4971(c)(3) of the Code, or (4) there arises a Lien under Section 302(f) of ERISA in favor of any Employee Pension Plan.

(m)          Any Change of Control shall occur.

(n)           There is a Material Adverse Effect.

7.2           Remedies.  If an Event of Default specified in subsection 7.1(g) with respect to the Borrower shall occur and be continuing, the Revolving Credit Commitments (including the obligation of the Issuing Bank to issue Letters of Credit) shall automatically and immediately terminate, and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Loan Documents shall automatically and immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder).  If any other Event of Default shall occur and be continuing, with the consent of the Required Lenders, the Administrative Agent may, or upon the written request of the Required Lenders, the Administrative Agent shall (a) by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon such Revolving Credit Commitments and the obligations of the applicable Lenders to make Revolving Credit Loans and the obligation of the Issuing Bank to issue Letters of Credit, shall immediately terminate; (b) by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder); (c) exercise such remedies as may be available to the Administrative Agent and the Lenders hereunder or under the Security Documents, the other Loan Documents or otherwise at law or equity; and/or (d) by notice to the Borrower require the Borrower to, and the Borrower shall thereupon, deposit in a non-interest bearing account with the Administrative Agent, as cash collateral for its obligations under this Agreement, the Notes and the Applications, an amount equal to the aggregate Letter of Credit Coverage Requirement, and the Borrower hereby pledges to the Administrative Agent and the Lenders, and grants to the

Administrative Agent and the Lenders a security interest in, all such cash as security for such obligations.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under the Letters of Credit, and the unused portion thereof after all the Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations.  After all the Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person or Persons as may be lawfully entitled thereto).  The Borrower shall execute and deliver to the Administrative Agent, for the account of the Issuing Bank and the Letter of Credit Participants, such further documents and instruments as the Administrative Agent may request to evidence the creation and perfection of the within security interest in such cash collateral account.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

SECTION 8.  THE ADMINISTRATIVE AGENT

8.1           Appointment.  Each Lender hereby irrevocably designates and appoints PNC as administrative agent of such Lender, in each case under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes PNC, in such capacity to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement and the other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the other Loan Documents or otherwise exist against the Administrative Agent.  PNC agrees to act as the Administrative Agent on behalf of the Lenders to the extent provided in this Agreement and the other Loan Documents.

8.2           Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to engage and pay for the advice and services of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible to the Lenders for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3           Exculpatory Provisions.  The Lenders hereby agree that neither the Administrative Agent, any other Agent nor any of their officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower, any other party or any officer thereof contained in this Agreement, the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent or any other Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or the other Loan Documents or for any failure of the Borrower or any other party to perform its or their obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the other Loan Documents, or to inspect the properties, books or records of the other parties to the Loan Documents (or any of them).

8.4           Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower or any other party to a Loan Document), independent accountants and experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or such other percentage of the Lenders as shall be required hereunder) as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Lenders hereby agree that the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes or the other Loan Documents in accordance with a request of the Required Lenders (or such other percentage of Lenders as shall be required hereunder), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Notes.

8.5           Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender, the Borrower or any other Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other percentage of the Lenders as shall be required hereunder); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6           Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent, any other Agent nor any of its or their officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or any other Agent hereinafter taken, including any review of the affairs of the Borrower and/or any other party to the Loan Documents, shall be deemed to constitute any representation or warranty by the Administrative Agent or such Agent to any Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other parties to the Loan Documents and made its own decision to make its Loans hereunder, issue and/or participate in Letters of Credit and enter into this Agreement and each other Loan Document to which it is a party.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any other Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any other party to the Loan Documents which may come into the possession of the Administrative Agent or its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

8.7           Indemnification.  The Lenders agree to indemnify the Administrative Agent and the other Agents in each of their agent capacities hereunder and under the other Loan Documents (to the extent not reimbursed by the Borrower and without limiting the obligation, if any, of the Borrower to do so) ratably in accordance with each Lender’s respective Total Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against the Administrative Agent or such other Agent in any way relating to or arising out of this Agreement, the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or such other Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s or such other Agent’s gross negligence or willful misconduct.  The agreements in this Section 8.7 shall survive the payment of the Notes and all other amounts payable hereunder.

8.8           Agents in Their Individual Capacity.  Each of the Agents and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other party to the Loan Documents as though such Agent were not an agent hereunder.  With respect to its Loans made or renewed by it and any Notes issued to it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the administrative agent hereunder and under the other Loan Documents, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

8.9           Release of Liens.  Upon the sale or other transfer of any assets of the Borrower or any other Loan Party in compliance with Section 6.5, and so long as it is not aware that any Default or Event of Default shall exist, the Administrative Agent will take such action as may be necessary to evidence the release of the Administrative Agent’s Lien on such assets, including delivering to the Borrower or such other Loan Party, at the cost of the Borrower, appropriate collateral releases.

8.10         Successor Administrative Agent.  The Administrative Agent may resign as administrative agent hereunder and under the other Loan Documents upon 30 days’ notice to the Lenders and the Borrower.  If the Administrative Agent shall resign, then the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which appointment shall be subject to (unless a Default or Event of Default shall exist) the approval of the Borrower (which approval shall not be unreasonably withheld or delayed) and the appointee, whereupon such successor administrative agent shall succeed to the rights, powers and duties of the Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent effective upon its appointment and the former Administrative Agent’s rights, powers and duties shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the other parties to this Agreement or the other Loan Documents or any holders of the Notes.  After any retiring Administrative Agent’s resignation, the provisions of this Article 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Administrative Agent under this Agreement and the other Loan Documents.  If any Agent other than the Administrative Agent shall resign, such Agent shall not be replaced.

8.11         USA Patriot Act.  Each Lender or assignee or participant of a Lender that is not incorporated under the Laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations:  (i) within 10 days after the Closing Date, and (ii) at such other times as are required under the USA Patriot Act.

8.12         Beneficiaries.  Except as expressly provided herein, the provisions of this Section 8 are solely for the benefit of the Agents and the Lenders, and the Borrower and the other Loan Parties shall not have any right to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, the Administrative Agent shall act solely as administrative agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower or any of the other Loan Parties.

8.13         Managing Agent and Lead Arranger.  The Managing Agent, in its capacity as Managing Agent, and the Lead Arranger, in its capacity as Lead Arranger, shall have no duties or responsibilities under this Agreement or any other Loan Document.

SECTION 9.  MISCELLANEOUS

9.1           Amendments and Waivers.

(a)           Subject to the remaining provisions of this Section 9.1, the Required Lenders, or the Administrative Agent with the consent of the Required Lenders, and the Borrower (or, in the case of the other Loan Documents, the relevant parties thereto) may from time to time enter into amendments, extensions, supplements and replacements to and of this Agreement and the other Loan Documents to which they are parties, and the Required Lenders may from time to time waive compliance with a provision of any of the Loan Documents.  Subject to the remaining provisions of this Section 9.1, no amendment, extension, supplement, replacement or waiver shall be effective unless it is in writing and is signed by the Required Lenders or the Administrative Agent with the consent of the Required Lenders, and the Borrower (or, in the case of the other Loan Documents, the relevant parties thereto).  Each waiver shall be effective only for the specific instance and for the specific purpose for which it is given.

(b)           The foregoing notwithstanding, no such amendment, extension, supplement, replacement or waiver shall, directly or indirectly, without the consent of all the Lenders:

(i)            change the Revolving Credit Commitments (except as expressly provided in Section 2.9) or the principal amount of the Loans which may be outstanding hereunder;

(ii)           reduce any interest rate hereunder (other than to waive the Default Rate) or any of the fees due hereunder or under any of the other Loan Documents (other than fees to the Administrative Agent, which shall require the consent of the Borrower and the Administrative Agent to change);

(iii)          postpone any scheduled payment date of principal, interest or fees hereunder or under any of the other Loan Documents (excluding mandatory principal prepayment of the Loans);

(iv)          release all or substantially all of the Lenders’ security interest in the Collateral securing the Obligations;

(v)           change the definition of “Required Lenders”;

(vi)          release or discharge, or consent to any release or discharge of (A) the Borrower as borrower under the Loan Documents or (B) a Guarantor as guarantor (other than in connection with a sale of such Guarantor in a transaction permitted hereunder); or permit the Borrower or any Affiliate to assign to another Person any of its obligations under the Loan Documents;

(vii)         amend this Section 9.1; or

(viii)        change Section 2.15 in a manner that would alter the pro rata sharing provisions required thereby.

(c)           The foregoing notwithstanding, no such amendment, extension, supplement, or replacement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder of any other Loan Document without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be.

(d)           Any waiver or amendment, supplement or modification permitted hereunder shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

9.2           Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic transmission, telecopy transmission or posting on a secured web site), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three days after being deposited in the mail, postage prepaid, or the next Business Day if sent by reputable overnight courier, postage prepaid, for delivery on the next Business Day, or, in the case of telecopy notice, when received during normal business hours, or in the case of electronic transmission, when received and in the case of posting on a secured web site, upon receipt of (i) notice of such posting and (ii) rights to access such web site, addressed as follows in the case of the Borrower, the Administrative Agent and the Issuing Bank, and as set forth in Schedule I or in its Assignment and Assumption in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

If to the Borrower:	Kenexa Technology, Inc.
650 East Swedesford Road
Wayne, PA 19087
Attention: Don Volk, Chief Financial Officer
Telecopy: (610) 971-2576
and
Attention: Cynthia Pyle Dixon, Esq.
Telecopy: (610) 971-2576

with a copy to:

Pepper Hamilton LLP
3000 Logan Square
18th and Arch Streets
Philadelphia, PA 19103
Attention: Barry M. Abelson, Esq.
Telecopy: (215) 981-4750

provided that failure to send a copy of such notice to Pepper Hamilton LLP shall in no way affect, limit or invalidate any notice sent to the Borrower or the exercise of any of the Administrative Agent’s or the Lenders’ rights or remedies pursuant to a notice sent to the Borrower;

If to the Administrative	PNC Bank, National Association
Agent or the Issuing Bank:	1000 Westlakes Drive, Suite 200
Berwyn, PA 19312
Attention: Daniel C. Takoushian
Telecopy: (610) 725-5799

and

PNC Bank, National Association
Agency Services
PNC Firstside Center
500 First Avenue, 4th Floor
Pittsburgh, PA 15219
Attention: Lisa Pierce
Telecopy: (412) 762-8672

provided (a) any notice, request or demand to or upon the Administrative Agent, the Issuing Bank or the Lenders pursuant to Sections 2.3, 2.4, 2.9 and 2.10 shall not be effective until received and (b) any notice of a Default or Event of Default hereunder shall be sent by telecopy or reputable overnight courier.

9.3           No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Issuing Bank or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

9.4           Survival of Representations and Warranties.  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents.

9.5           Payment of Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and the syndication and administration of, this Agreement, the Notes, the other Loan Documents and any other documents executed and delivered in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel, (b) to pay or reimburse the Administrative Agent for all of its reasonable out-of-pocket costs and expenses incurred in connection with the performance of or any amendment, supplement or modification or proposed amendment, supplement or modification to this Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith, including without limitation, the reasonable fees and disbursements of counsel, (c) pay or reimburse each Lender and each Agent for all its reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, reasonable fees and disbursements of counsel, (d) to pay, indemnify, and hold each Lender and each Agent harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (e) to pay, indemnify, and hold each Lender, each Agent and each of their respective Affiliates and the officers, directors, employees, agents and advisors of such Persons and such Affiliates (the “Indemnified Parties”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, in tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of or in any other way arising out of or relating to, this Agreement, the Notes, the other Loan Documents, or any such other documents contemplated by or referred to herein or therein or any action taken by any Lender or any Agent with respect to the foregoing (all the foregoing, collectively, the “indemnified liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnified Party with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such Indemnified Party.  The agreements in this subsection shall survive repayment of the Notes and all other amounts payable hereunder.

9.6           Successors and Assigns.

(a)           Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of its respective successors and assigns.  The Borrower may not assign or transfer any of its rights or obligations under this Agreement or the other Loan Documents without the prior written consent of each Lender.

(b)           Each Lender may, in accordance with applicable law, sell to any Lender or Affiliate thereof and, with the consent of the Borrower (except when any Event of

Default exists) and the Administrative Agent (which consents shall not be unreasonably withheld or delayed), to one or more other banks or financial institutions (each, a “Purchasing Lender”) all or a part of its interests, rights and obligations under this Agreement, the Notes and the other Loan Documents (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it and the Notes held by it); provided, however, that (i) so long as no Event of Default shall exist and be continuing, such assignment shall be in an amount not less than $1,000,000 (or such lesser amount as the Borrower and the Administrative Agent shall agree in their sole discretion), unless the sum of such assigning Lender’s Total Exposure plus Unused Revolving Credit Commitment is less than $1,000,000 in which case such assigning Lender may transfer all, but not less than all, of its interests hereunder and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent and the Borrower for its acceptance (to the extent required) and recording in the Register an Assignment and Assumption, together with the Notes subject to such assignment and, except for assignments by a Lender to one of its Affiliates, a processing and recordation fee of $3,500.  Upon acceptance and recording pursuant to paragraph (e) of this Section 9.6, from and after the effective date specified in the applicable Assignment and Assumption, which effective date shall be at least five Business Days after the receipt thereof by the Administrative Agent and the Borrower (unless otherwise agreed by the Administrative Agent), (A) such Purchasing Lender shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 2.12, 2.13, 2.14, 5.14(c) and 9.5 (to the extent that such Lender’s entitlement to such benefits arose out of such Lender’s position as a Lender prior to the applicable assignment).  Such Assignment and Assumption shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender and the resulting amounts and percentages held by the Lenders arising from the purchase by such Purchasing Lender of all or a pro rata portion of the rights and obligations of such assigning Lender under this Agreement, the Notes and the other Loan Documents.

(c)           By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the Purchasing Lender thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby, free and clear of any adverse claim and that its commitment, and the outstanding balances of its Loans, without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto, or the financial condition of the Borrower, the Parent, any other party, or any Subsidiary thereof or the performance or observance by the Borrower, any other Loan Party or any other party of any of its obligations under this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (iii) such Purchasing Lender represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such Purchasing Lender confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such Purchasing Lender will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (vi) such Purchasing Lender appoints and authorizes the Administrative Agent to take such action as administrative agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; and (vii) such Purchasing Lender agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.13 to deliver the forms prescribed by the Internal Revenue Service of the United States certifying as to the Purchasing Lender’s exemption from United States withholding taxes with respect to all payments to be made to the Purchasing Lender under this Agreement.

(d)           The Administrative Agent shall maintain at its offices a copy of each Assignment and Assumption and the names and addresses of the Lenders, and the commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e)           Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and a Purchasing Lender (and in the case of a Purchasing Lender that is not then a Lender or an Affiliate thereof, by the Borrower (unless an Event of Default shall then exist) and the Administrative Agent) together with the Note or Notes subject to such assignment and the processing and recordation fee referred to in paragraph (b) above, the Administrative Agent shall promptly (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give notice thereof to the Lenders.  Within five Business Days after receipt of notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrender of the original Note or Notes (A) a new Revolving Credit Note and Term Loan Note, to the order of such Purchasing Lender in the appropriate amounts assumed and (B) if the assigning Lender has retained an interest hereunder, the applicable Note or Notes in the appropriate amount(s).  Such new Note(s) shall be dated the date of the surrendered Note(s) which such new Note(s) replace and shall otherwise be in substantially the form of Exhibit A-1 and A-2, respectively.  Canceled Notes shall be returned to the Borrower.

(f)            Each Lender may, in accordance with applicable law,  sell participations to any Lender or Affiliate thereof and to one or more banks or other Persons (each a “Participant”), in each case in any Loan owing to such Lender, any Note held by such Lender, any commitment of such Lender, or any other interest of such Lender hereunder and under the other Loan Documents, provided, however, that (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, (iv) the Borrower, the Lenders and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, (v) in any proceeding under the Bankruptcy Code, such Lender shall be, to the extent permitted by law, the sole representative with respect to the obligations held in the name of such Lender, whether for its own account or for the account of any Participant and (vi) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or the Notes held by such Lender or any other Loan Document, other than with respect to the matters described in clauses (i) through (viii) of subsection 9.1(b).

(g)           If amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note, provided that in purchasing such participation such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 9.7  The Borrower also agrees that each Participant shall be entitled to the benefits of subsections 2.12, 2.13, 2.14, 5.14(c) and 9.5 with respect to its participation in the commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the assigning Lender would have been entitled to receive in respect of the amount of the participation transferred by such assigning Lender to such Participant had no such transfer occurred.

(h)           If any Participant of a Lender is organized under the laws of any jurisdiction other than the United States or any state thereof, the assigning Lender, concurrently with the sale of a participating interest to such Participant, shall cause such Participant (i) to represent to the assigning Lender (for the benefit of the assigning Lender and the other Lenders), the Administrative Agent and the Borrower that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Borrower or the assigning Lender with respect to any payments to be made to such Participant in respect of its participation in the Loans and Letters of Credit and (ii) to agree (for the benefit of the assigning Lender, the other Lenders, the Administrative Agent and the Borrower) that it will deliver the tax forms and other documents required to be delivered pursuant to subsection 2.13(b) and comply from time to time with all applicable U.S. laws and regulations with respect to withholding tax exemptions.

(i)            Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may, without obtaining any consents from any of the parties hereto, at any time (i) assign all or any portion of the Loans or Notes held by it to any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank and (ii) in the case of a Lender that is or owns, controls or serves as originator for a fund, trust or similar entity, assign or pledge all or any portion of the Loans or Notes held by it to a trustee under any indenture to which such Lender is a party or to the lenders to such Lender for collateral security purposes, provided that any payment in respect of such assigned Loans or Notes made by the Borrower to or for the account of the assigning or pledging Lender in accordance with the terms of this Agreement shall satisfy the Borrower’s obligations hereunder in respect to such assigned Loans or Notes to the extent of such payment.  No such assignment shall release the assigning Lender from its obligations hereunder.

9.7           Adjustments; Set-off.  (a)  Except as otherwise expressly provided herein, if any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Loans or the Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in subsection 7.1(g), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans or the Reimbursement Obligations owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender’s Loans or the Reimbursement Obligations owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b)           In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of an Event of Default, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder or under the Notes or the other Loan Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

9.8           Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

9.9           Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.10         Integration.  This Agreement and the other Loan Documents represent the agreement of the parties hereto with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

9.11         GOVERNING LAW.  THIS AGREEMENT AND THE NOTES, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

9.12         Confidentiality.  Each of the Lenders severally agrees that it will use reasonable precautions to keep confidential, in accordance with its customary procedures for handling confidential information of the same nature any non-public information supplied to it by the Borrower or any other Loan Party pursuant to the Loan Documents; provided that nothing herein shall prevent any Lender from disclosing any such information (a) to the Administrative Agent or any other Lender, (b) to any prospective assignee or participant in connection with any assignment or participation (or proposed assignment or participation) of Loans or commitments permitted by this Agreement so long as such assignee or participant is notified as to the confidential nature of such information and agrees to keep such information confidential, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors, rating agencies, and funding sources, (d) upon the request or demand of any Governmental Authority having jurisdiction over such Lender, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) which has been publicly disclosed other than in breach of this Agreement or (g) in connection with the exercise of any remedy hereunder or under the Notes or other Loan Documents.

9.13         Submission To Jurisdiction; Waivers.  The Borrower hereby irrevocably and unconditionally:

(a)           submits for itself and its property in any legal action or proceeding relating to this Agreement, the Notes or the other Loan Documents, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the Commonwealth of Pennsylvania, the courts of the United States of America for the Eastern District of Pennsylvania, and appellate courts from any thereof;

(b)           consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)           waives and hereby acknowledges that it is estopped from raising any objection based on forum non conveniens, any claim that any of the above-referenced courts lack proper venue or any objection that any of such courts lack personal jurisdiction over it so as to prohibit such courts from adjudicating any issues raised in a complaint filed with such courts against the Borrower concerning this Agreement or the other Loan Documents;

(d)           acknowledges and agrees that the choice of forum contained in this Section 9.13 shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under the Loan Documents to enforce the same in any appropriate jurisdiction;

(e)           agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(f)            agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(g)           waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

9.14         Acknowledgments.  The Borrower hereby acknowledges that:

(a)           it has been advised by counsel in the negotiation, execution and delivery of this Agreement, the Notes and the other Loan Documents;

(b)           neither the Administrative Agent nor any Lender has any fiduciary relationship to the Borrower or any other party to the Loan Documents (or any of them) and the relationship hereunder between the Administrative Agent and Lenders, on the one hand, and the Borrower and its Affiliates parties to the Loan Documents, on the other hand, is solely that of debtor and creditor; and

(c)           no joint venture exists among the Borrower and its Affiliates parties to the Loan Documents (or any of them) and the Lenders or the Agents.

9.15         USA PATRIOT ACT.  Each Lender that is subject to the requirements of the USA Patriot Act hereby notifies the Borrower and the other Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and such other Loan Parties, which information includes the name and address of the Borrower and such other Loan Parties and other information that will allow such

Lender to identify the Borrower and such other Loan Parties in accordance with the USA Patriot Act.

9.16         WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY MANDATORY COUNTERCLAIM THEREIN.

[Signature Pages to Follow]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

KENEXA TECHNOLOGY, INC.

By:	/s/ DONALD F. VOLK
Name: Donald F. Volk
Title: Chief Financial Officer

PNC BANK, NATIONAL ASSOCIATION, as Administrative Agent, Issuing Bank and a Lender

By:	/s/ DANIEL C. TAKOUSHIAN
Name: Daniel C. Takoushian
Title: Vice President

Schedule 2.1(b)

Term Loan Amortization Schedule

Payment Date	Payment Amount

January 1, 2007	$1,250,000
April 1, 2007	$1,250,000
July 1, 2007	$1,250,000
October 1, 2007	$1,250,000
January 1, 2008	$1,875,000
April 1, 2008	$1,875,000
July 1, 2008	$1,875,000
October 1, 2008	$1,875,000
January 1, 2009	$1,875,000
April 1, 2009	$1,875,000
July 1, 2009	$1,875,000
October 1, 2009	$1,875,000
January 1, 2010	$2,500,000
April 1, 2010	$2,500,000
July, 1, 2010	$2,500,000
October 1, 2010	$2,500,000
January 1, 2011	$2,500,000
April 1, 2011	$2,500,000
July 1, 2011	$2,500,000
October 1, 2011	$2,500,000
January 1, 2012	$2,500,000
April 1, 2012	$2,500,000
July 1, 2012	$2,500,000
Term Loan Maturity Date	$2,500,000